Exhibit 10.8

DATED	31 October	2017

SALE AND PURCHASE AGREEMENT

relating to

the issued share capital of

FASHION CONCIERGE UK LIMITED

5 New Street Square | London EC4A 3TW

Tel +44 (0)20 7300 7000

Fax +44 (0)20 7300 7100

DX 41 London

www.taylorwessing.com

THIS AGREEMENT is made the 31 day of October 2017

BETWEEN

(1)	ASAP54.COM LIMITED a company incorporated in the Isle of Man (company number 009287V) whose registered office is at Grosvenor House, 66-67 Athol Street, Douglas, IM1 1JE, Isle of Man (the “Seller”);

(2)	DANIELA CECILIO of ####, ####, ######; and

(3)	FARFETCH UK LIMITED (company number 06400760) whose registered office is at The Bower, 211 Old Street, London EC1V 9NR (the “Buyer”).

INTRODUCTION

The Seller has agreed to sell and the Buyer has agreed to buy all of the issued share capital of Fashion Concierge UK Limited which is a private company limited by shares incorporated in England and Wales, further details of which are set out in schedule 1.

AGREED TERMS

1.	Definitions and interpretation

1.1	Definitions

In this agreement:

“ACAS Code of Practice” means a code of practice issued under Part IV of the Trade Union and Labour Relations (Consolidation) Act 1992 which relates exclusively or primarily to the resolution of disputes;

“Advisers” in relation to a person means professional advisers advising that person, including (unless the context requires otherwise) partners or members in or directors of (as the case may be) such advisers and employees of such advisers;

“Applicable Law” means any:

(a)	law (including common law, bye-law or other binding law), statute, subordinate legislation, regulation, code, ordinance, rule, judgment, order, decree or directive, decision or injunction;

(b)	determination by or requirement of any Competent Authority; or

(c)	interpretation or administration of any of the foregoing by any Competent Authority,

in each case, to the extent applicable to the parties, or any Group Company, or any of them;

“Approval” means an approval, permit, authority, consent or licence;

“Associate” means in relation to a person:

(a)	a person who is his associate and the question of whether a person is an associate of another shall be determined in accordance with section 435 of the Insolvency Act 1986; and (whether or not an associate as so defined);

(b)	any Group Member of that person;

“Associated Person” means, in relation to a company, a person (including an Employee, agent or subsidiary undertaking) who performs or has performed services for or on behalf of that company;

“Business Day” means a day other than a Saturday, Sunday or public holiday in England;

“Buyer’s Solicitors” means Taylor Wessing LLP of 5 New Street Square, London EC4A 3TW;

“Claim” means a claim, action, proceeding or demand under this agreement for a breach of any Warranty;

“Companies Act” means the Companies Act 2006;

“Company” means Fashion Concierge UK Limited, details of which are set out in part A of schedule 1;

“Competent Authority” means any national, state or local governmental authority, any governmental, quasi-governmental, judicial, regulatory, public or administrative agency, authority or body, any court of competent jurisdiction, any Recognised Investment Exchange, the Panel on Takeovers and Mergers, and any local, national, international, federal, European Union or other supranational agency, inspectorate, minister, ministry, official or public or statutory person (whether autonomous or not) acting within their powers and having jurisdiction over this agreement, the parties, any Group Company or any of them;

“Completion” means completion of the sale and purchase of the Sale Shares in accordance with the parties’ obligations under clause 6;

“Completion Date” means the date for Completion specified in clause 6.1;

“Computer Contracts” means all agreements, contracts, permissions, undertakings, arrangements and understandings (whether written or oral) under which any third party (including the Seller or any of its Group Members (other than any Group Company) and any source code deposit agent) provides any element of, or services relating to, the Computer Systems, including leasing, hire purchase, licensing, hosting, support, maintenance, disaster recovery and other services;

“Computer Systems” means all computer hardware (including virtual hardware), software (including source code and object code), firmware, databases, data sets, websites, mobile applications, cloud-based computing services (including software-as-a-service, platform-as-a-service and infrastructure-as-a-service), network and communications equipment and services, computer peripherals and/or accessories, all updates and upgrades to any of the foregoing, all data stored in or processed by any of the foregoing, and all technical and operational manuals, guides and other documentation associated with any of the foregoing, that are owned, used, leased or licensed by or to any Group Company;

“Confidential Information” has the meaning given in clause 9;

“Consideration” has the meaning given to it in clause 3.1;

“Consultant” means a consultant, independent contractor or other individual engaged by any Group Company under a contract for service not being an Employee;

“Contributor” means a person who has contributed and/or is contributing to the development of any Intellectual Property;

“CTA 2009” means the Corporation Tax Act 2009;

“CTA 2010” means the Corporation Tax Act 2010;

“Customer” means a customer or client of a Group Company with whom any Group Company has dealt in connection with the Prohibited Business at any time during the 12 month period ending on the Completion Date;

“Cyber Security Laws” means all Applicable Laws concerning or otherwise relating to cyber, network and/or information security applicable to the Company’s business;

“Data Protection Laws” means the Data Protection Act 1998, the EU Data Protection Directive 95/46/EC, the Privacy and Electronic Communications Directive 2002/58/EC (as amended), the Privacy and Electronic Communications (EC Directive) Regulations 2003 (as amended), the Regulation of Investigatory Powers Act 2000, the Telecommunications (Lawful Business Practice) (Interception of Communications) Regulations 2000 and all Applicable Laws relating to processing of personal data, including where applicable the guidance and codes issued by the Information Commissioner or other appropriate supervisory authority;

“Development Contracts” has the meaning given in paragraph (c) of the definition of Intellectual Property Agreements;

“Director” means a director of a Group Company;

“Disclosed” means fairly disclosed to the Buyer in the Disclosure Letter with sufficient explanation and detail to enable a reasonable assessment of the nature and scope of the matter disclosed;

“Disclosure Letter” means the letter of the same date as this agreement from the Seller to the Buyer executed and delivered immediately before the signing of this agreement;

“Employee” means an employee, contract worker, part-time employee, temporary employee or home worker of a Group Company;

“Encumbrance” includes a mortgage, charge, lien, pledge, right of pre-emption, option, covenant, restriction, lease, trust, order, decree, title defect or any other security interest or conflicting claim of ownership or right to use or any other third party right;

“Exchange Shares” means 45,000 ordinary shares of £0.10 each in Farfetch.com Limited;

“Group Companies” means the Company and the Subsidiary and “Group Company” means any of them;

“Group Intellectual Property” means all Intellectual Property owned and/or used by any Group Company;

“Group Member” means at any relevant time, in relation to any undertaking, a “group undertaking” (as defined in section 1161 of the Companies Act) of that undertaking and “Member of its Group”, in relation to any undertaking, means any group undertaking as so defined of that undertaking;

“HMRC” means HM Revenue & Customs;

“Indebtedness” means all indebtedness owing by any Group Company other than:

(a)	normal trading debts to suppliers;

(b)	finance lease indebtedness; and

(c)	any liability to Taxation;

“Insolvency Event” in relation to a person, means any of the following:

(a)	that person ceasing or threatening to cease to carry on business or being deemed to be unable to pay its debts within the meaning of section 123 Insolvency Act 1986 (provided that, for the purposes of this agreement, the reference to £750 in section 123(1) of that Act shall be construed as a reference to £10,000) or admitting that it is unable to pay its debts as they fall due;

(b)	that person giving notice to any of its creditors that it has suspended or is about to suspend payment of any of its debts or commencing negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness;

(c)	a meeting of that person’s creditors being convened or held;

(d)	an arrangement or composition with or for the benefit of its creditors (including a voluntary arrangement as defined in the Insolvency Act 1986) being entered into or proposed by or in relation to that person;

(e)	a moratorium coming into force in respect of that person in accordance with paragraph 8.1 of Schedule A1 to the Insolvency Act 1986 or that person applying to the court for an interim order under section 253 of the Insolvency Act 1986;

(f)	a receiver, administrative receiver taking possession of or being appointed over or a mortgagee, chargee or other encumbrancer taking possession of the whole or any part of the assets of that person;

(g)	any distress, execution or other process being levied or enforced (and not being discharged within seven days) on any asset of that person;

(h)	that person or its directors or the holder of a qualifying floating charge (as defined in Schedule B1 to the Insolvency Act 1986) giving notice of his, their or its intention to appoint an administrator in accordance with paragraphs 18 or 26 of Schedule B1 to the Insolvency Act 1986;

(i)	that person or its directors or any of its creditors or the holder of a qualifying floating charge (as defined in Schedule B1 to the Insolvency Act 1986) making an application to the court for the appointment of an administrator;

(j)	an administrator being appointed of that person under paragraphs 14 or 22 of Schedule B1 to the Insolvency Act 1986 or otherwise;

(k)	a petition being presented (and not being discharged within 14 days) or a resolution being passed or an order being made for the administration or the winding-up, bankruptcy or dissolution of that person or that person being struck off the register of companies; or

(l)	the happening in relation to that person of an event analogous to any of the above in any jurisdiction;

“Intellectual Property” means patents, utility models, petty patents, supplementary protection certificates, trade and service marks, design rights, trade names, service names, business names, copyrights, rights in the nature of copyright, moral rights, database rights, domain names, rights in know-how, trade secrets and confidential information, rights protecting reputation and goodwill, rights in preventing unfair competition and all other intellectual property rights and analogous rights as may exist anywhere in the world for the full term of the rights concerned together with all reversions, revivals, extensions and renewals of such rights (whether registered or not); all registrations and pending registrations relating to any such rights, the benefit of any pending applications for any such registrations and the right to apply for registrations of such rights; and all rights of action, powers or benefits belonging or accrued in relation to such rights (including the right to sue for and recover damages for past infringements);

“Intellectual Property Agreements” means all agreements, contracts, permissions, undertakings, arrangements and understandings (whether written or oral) which relate to any of the Group Intellectual Property, including:

(a)	those pursuant to which any Group Company is permitted to use any Intellectual Property (“Licences-ln”);

(b)	those pursuant to which any Group Company permits a third party to use any Intellectual Property (“Licences-Out”);

(c)	those pursuant to which any Proprietary Software has been developed and to which any Group Company is a party (“Development Contracts”); and

(d)	all confidentiality and non-disclosure agreements to which any Group Company is a party or beneficiary;

“Leakage” means any:

(a)	transfer of value (including dividends, distributions of profits or assets, returns of capital, loans, gifts, acquisitions or disposals of assets) declared, paid or made by any Group Company to or for the benefit of any Warrantor or any Associate of any Warrantor;

(b)	transaction, agreement or arrangement entered into by any Group Company with any Warrantor or any Associate of any Warrantor which benefits that Warrantor or Associate (in each case, other than on arms’ length commercial terms);

(c)	payment (including management fees and payments in respect of interest) made or incurred by or on behalf of any Group Company to or for the benefit of any Warrantor or any Associate of any Warrantor;

(d)	amount or obligation owed to any Group Company by any Warrantor or any Associate of any Warrantor waived or forgiven (whether conditionally or otherwise) in circumstances where such Warrantor or Associate has not failed to pay or fulfil when due any such amount or obligation;

(e)	asset, right or other benefit:

(i)	transferred by any Group Company to any Warrantor or any Associate of any Warrantor for less than fair market value;

(ii)	acquired by any Group Company from any Warrantor or any Associate of any Warrantor for more than its market value or other than on arm’s length terms;

(f)	liability assumed, indemnified or incurred, or any indemnity or guarantee given in respect of any such liability, by any Group Company for the benefit of any Warrantor or any Associate of any Warrantor;

(g)	Encumbrance over an asset of any Group Company in favour or for the benefit of any Warrantor, any Associate of any Warrantor or any of their respective creditors;

(h)	consultancy, management, advisory, monitoring, shareholder or director charge, fee or other compensation (or any payment of a similar nature):

(i)	levied by any Warrantor or any Associate of any Warrantor against any Group Company; or

(ii)	paid or made by any Group Company to or for the benefit of any Warrantor or any Associate of any Warrantor;

(i)	share, loan stock or other security allotted or issued to or for the benefit of any Warrantor or any Associate of any Warrantor or redeemed, purchased or repaid by any Group Company for the benefit of any Seller or any Associate of any Warrantor;

(j)	payment made by any Group Company to any Warrantor or any Associate of any Warrantor in respect of any share, loan stock or other security of any Group Company being allotted, issued, redeemed, purchased or repaid, or any other return of capital;

(k)	Transaction Cost paid or incurred by or on behalf of any Group Company;

(l)	agreement, arrangement or commitment by or on behalf of any Group Company or any Warrantor or any Associate of any Warrantor to do any of the things referred to in (a) to (k) (inclusive) above; and

(m)	amount in respect of Tax incurred by any Group Company as a result of any of the matters referred to in (a) to (I) (inclusive),

but does not include any Permitted Leakage;

“Leakage Amount” means an amount in cash equal to the cash amount or equivalent value of the relevant Leakage;

“Licences-ln” has the meaning given to it in paragraph (a) of the definition of Intellectual Property Agreements;

“Licences-Out” has the meaning given to it in paragraph (b) of the definition of Intellectual Property Agreements;

“Locked Box Accounts” means the accounts in agreed form of the Group Companies, comprising a balance sheet as at the Locked Box Date and profit and loss account for the period which commenced on 18 October 2016 and which ended on the Locked Box Date;

“Locked Box Date” means 30 September 2017;

“Loss” means any loss, damage, liability, fine, penalty or charge, including any evidenced costs of recovery reasonably incurred in connection with the same;

“Management Accounts” means the management accounts (including, where relevant consolidated management accounts) of the Group Companies comprising the unaudited statements of financial position as at the Management Accounts Date and the unaudited income statements and statements of cash flows for the period commencing on 18 October 2016 and ending on the Management Accounts Date;

“Management Accounts Date” means 30 September 2017;

“Material Contract” means any agreement or arrangement which has involved or is reasonably likely to involve the expenditure or receipt by the Group Companies of £10,000 or more;

“Open Source Code” means any software code that is distributed as “free software” or “open source software” or is otherwise distributed publicly in source code form under terms that permit modification and redistribution of such software. Open Source Code includes software code that is licensed under the GNU General Public License, GNU Lesser General Public License, Mozilla License, Common Public License, Apache License, BSD License, Artistic License, Sun Community Source License, Sun Industry Standards Licence, Netscape Public License, Eclipse Public License or other similar licences (whether or not approved by the Open Source Initiative);

“Owned Intellectual Property” has the meaning given in Warranty 5.1(a) of schedule 5;

“Permitted Leakage” means any payment or matter set out in schedule 7;

“Personal Data” has the same meaning as the term “personal data” under the Data Protection Laws;

“Prohibited Area” means those countries in which the Group Companies have conducted the Prohibited Business to a material extent at any point in the six months prior to Completion, including but not limited to, the United Kingdom, Portugal, Georgia, Hong Kong, Macau and the United States of America;

“Prohibited Business” means the business of developing or providing software, consultancy, operational know-how and services relating to the business of personal shopping and sourcing of luxury fashion goods, but limited to the services marketed, sold, produced or developed by a Group Company during the 12 month period ending on the Completion Date;

“Proprietary Software” means all software (including source code and object code, and in all releases and versions) that has been developed (or is under development) by or on behalf of any Group Company or in connection with the business of any Group Company, or which constitutes or forms part of any Service, together with all Supporting Documentation;

“Recognised Investment Exchange” has the meaning given in section 285 of the Financial Services and Markets Act 2000, such exchanges including at the date of this agreement London Stock Exchange plc (including, without limitation, in its capacity as operator and regulator of the AIM market);

“Sale Shares” means the 344,904 issued ordinary share of £1.00 in the Company referred to in schedule 1;

“Seller’s Associate” means an Associate of the Seller other than a Group Company;

“Seller’s Solicitors” means JAG Shaw Baker of Berners House, 47-48 Berners Street, London, W1T 3NF;

“Service” means a service provided by or on behalf of a Group Company;

“Subsidiary” means Fashion Concierge LDA, details of which are set out in part B of schedule 1;

“Supporting Documentation” means all documentation, recorded information and data (whether in electronic form or recorded on paper or other physical media) relating to the Proprietary Software (including know-how relating to the Proprietary Software) including notebooks, written specifications, technical and operational manuals and guides, source code commentary, flowcharts, technical design documents and diagrams;

“Tax” or “Taxation” means any form of tax, levy, impost, duty, charge, social security contribution, deduction or withholding, or governmental charge (national or local), whenever imposed, whether of the United Kingdom or elsewhere, collected or assessed by, or payable to, a Tax Authority or any other person as a result of any enactment relating to tax, together with all related fines, penalties, interest, validly evidenced and reasonably incurred costs, charges and surcharges any liability to make a payment by way of reimbursement, recharge, indemnity, damages or management charge connected in any way with any tax;

“Tax Authority” means any government, state or municipality or any local, state, federal or other fiscal, revenue, customs or excise authority, body or official in the United Kingdom or elsewhere with the responsibility for or competence to impose, collect or administer, any form of Taxation;

“Transaction Cost” means any cost or expense relating to the transaction(s) contemplated by the Transaction Documents (including any advisers’ fees or other payment payable upon or in connection with the sale of the Sale Shares);

“Transaction Document” means any of this agreement, the Disclosure Letter and any other document entered into on the date of this agreement in connection with it;

“VAT” means Value Added Tax chargeable under the VATA 1994 or under any legislation replacing it or under any legislation which the VATA replaced and further means Value Added Tax at the rate in force when the relevant supply is made and any tax of a similar nature in any jurisdiction which is introduced in substitution for or as an addition to such tax from time to time and any penalties or fines in relation to them;

“VATA 1994” means the Value Added Tax Act 1994;

“Warranties” means the warranties set out in schedule 5 and “Warranty” means any one of them; and

“Warrantors” means the Seller and Daniela Cecilio.

1.2	Interpretation

In this agreement:

(a)	reference to:

(i)	any statute or statutory provision includes a reference:

(A)	to that statute or statutory provision as from time to time consolidated, modified, re-enacted (with or without modification) or replaced by any statute or statutory provision; and

(B)	any subordinate legislation made under the relevant statutory provision,

except to the extent that the effect of referring to any such consolidation, modification or re-enactment coming into force after the date of this agreement would be to increase or extend the liability of a party under this agreement;

(ii)	the singular includes the plural and vice versa and any gender includes other genders;

(iii)	the “introduction” or to a “clause” or “schedule” is a reference to the Introduction or the relevant clause or schedule of or to this agreement;

(iv)	a person includes all forms of legal entity including an individual, company, body corporate (wherever incorporated or carrying on business), unincorporated association, governmental entity and a partnership and, in relation to a party who is an individual, his legal personal representative(s);

(v)	a document “in agreed form” is to a document in the form agreed by and initialled by or on behalf of each party for the purposes of identification;

(vi)	a party or the parties means a party or the parties to this agreement and includes his successors and permitted assigns and for this purpose “permitted assigns” includes:

•	in relation to a right of a party—any person to whom that right may have been assigned except to the extent that the assignment of that right would be in breach of the provisions of this or any other agreement or deed or prohibited by law; and

•	in relation to an obligation of a party—any person to whom that obligation may have been assigned with the written agreement of the party to whom the obligation is owed,

provided that notwithstanding any succession, assignment or transfer, no party shall be relieved from any obligation arising under this agreement except:

•	by operation of law;

•	as expressly provided in this agreement; or

•	with the written agreement of the party to whom the obligation is owed;

(vii)	“writing” and “written” includes typing, printing, lithography, photography and other modes of representing or reproducing words in a legible and non-transitory form; and

(viii)	“this agreement” includes this agreement as amended or supplemented from time to time;

(b)	the words “include”, “including” and “in particular” are to be construed as being by way of illustration or emphasis only and are not to be construed so as to limit the generality of any words preceding them;

(c)	the words “other” and “otherwise” are not to be construed as being limited by any words preceding them;

(d)	the word “property” includes choses in action and other intangible property;

(e)	the table of contents and the headings to clauses and schedules are to be ignored in construing this agreement;

(f)	the words “subsidiary undertaking” have the meaning given to them in section 1162 of the Companies Act;

(g)	if a period of time is specified and dates from a given day or the day of an act or event, it shall (unless otherwise stated in clause 10) be calculated excluding that day and a reference to a time of day is unless otherwise specifically stated a reference to the time in England;

(h)	if a party must do something on a given day (other than service of a communication in accordance with clause 10), they must do it by 5:30 p.m. on that day (unless this agreement expressly states otherwise). If they do the thing after 5:30 p.m. on a day, they are treated as not having done it until the next Business Day; and

(i)	a reference to any English legal term for any action, remedy, procedure, judicial proceeding, legal document, legal status, or legal concept is, in respect of any jurisdiction other than England and Wales, deemed to include what most nearly approximates in that jurisdiction to the English legal term.

1.3	The schedules form part of this agreement as if set out in full in this agreement and a reference to “this agreement” includes a reference to the schedules.

2.	Sale and purchase

2.1	The Seller shall sell with full title guarantee and free from all Encumbrances the Sale Shares and the Buyer shall buy the Sale Share.

2.2	The Sale Shares shall be sold with all rights to dividends and other distributions declared after Completion in respect of the Sale Shares and all other rights and advantages belonging to or accruing on the Sale Shares on or after Completion.

3.	Consideration

3.1	The total consideration for the sale of the Sale Shares shall be the issue of the Exchange Shares to the Seller at Completion in accordance with clause 6.4, credited as fully paid (the “Consideration”).

3.2	The Exchange Shares shall rank pari passu in all respects with the existing ordinary shares of £0.10 each in the capital of Farfetch.com Limited and any dividend declared or paid by reference to a record date falling on or after the date of their registration in the register of members of Farfetch.com Limited shall rank as if they had been issued fully paid on the beginning of the period in respect of which such dividend is paid.

3.3	Each party agrees to provide all information and assistance reasonably requested by any other party or its solicitors to enable the party making the request or its solicitors to comply with the Money Laundering Regulations 2007.

4.	Warranties and indemnity

4.1	The Warrantors jointly and severally warrant to the Buyer, in the knowledge that the Buyer is entering into this agreement in reliance on the accuracy of the Warranties, that the Warranties are true and accurate.

4.2	Each Warranty shall be construed as an independent warranty and (except as otherwise provided in clause 5) shall not be limited by reference to or inference from any other term of any Transaction Document or any other Warranty.

4.3	Payments made by the Seller to the Buyer in connection with this agreement shall so far as possible be treated by the parties as a reduction in the consideration for the Sale Shares.

4.4	Where a Warranty is qualified by the expression “so far as the Warrantors are aware” or a similar expression, the Warrantors shall be deemed to have the awareness of such matters as is known to Daniela Cecilio together with such additional awareness as the Warrantors would have if they diligent and careful enquiry of Silvia Carvalho and Antero Salgado.

4.5	The Seller undertakes to the Warrantors and to each Group Company that it will unconditionally and irrevocably waive any right which it may have and not make any Claim in respect of any misrepresentation, inaccuracy or omission in or from any information or advice supplied by a Group Company or its officers, Employees, Consultants or Advisers in connection with the entering into of this agreement, the giving of the Warranties and the preparation of the Disclosure Letter.

4.6	The Warrantors shall indemnify the Buyer against and shall pay to the Buyer an amount equal to the amount which if paid to the Company or any relevant Group Company would indemnify the Company or that Group Company against all Losses arising in respect of:

(a)	any claim against a Group Company or the Buyer by any broker, finder, financial adviser or other person retained by the Seller or a Group Company in connection with the transactions effected by this agreement;

(b)	any claim for breach of the Warranties set out in part 10 (Tax) of schedule 6; or

(c)	any claim, action, proceeding or demand made against the Buyer and/or the Company that the Buyer and/or the Company are breaching a third party’s Intellectual Property rights by using Intellectual Property that is or was owned byASAP54.COM Limited (the UK entity with company number 08411914).

4.7	All sums payable by the Warrantors under this agreement shall be paid free of all deductions or withholdings unless the deduction or withholding is required by law, in which event the Warrantors shall pay such additional amount as shall be required to ensure that the net amount received by the Buyer will equal the sum which would have been received by it had no deduction or withholding been required to be made.

4.8	If a payment made by the Warrantors in respect of any breach of, or indemnity contained in, this agreement will be or has been subject to Taxation in the hands of the Buyer, the Buyer may demand from the Warrantors such sum (after taking into account any Taxation payable in respect of it) as will ensure that the Buyer receives and retains a net sum equal to the sum which it would have received had the payment not been subject to Taxation. The Warrantors shall pay any sum demanded under this clause 4.8 within two Business Days of the demand.

4.9	The Warrantors jointly and severally warrant to the Buyer that there has been no Leakage in the period from (and including) the Locked Box Date up to (and including) the date of this agreement.

4.10	In the event of any breach of clause 4.9, the Warrantors shall on demand by the Buyer (or as the Buyer may direct) pay to the Buyer (for itself and as trustee for its Group Members) or to such Group Company as the Buyer may direct, on a “pound-for-pound” and after Tax basis (or as the case may be on the same basis in the currency received):

(a)	the Leakage Amount; and

(b)	all validly evidenced costs and expenses reasonably incurred in enforcing the Buyer’s rights against the Warrantors under this clause 4.10.

4.11	Each Warrantor shall notify the Buyer in writing as soon as practicable upon becoming aware that any Leakage has occurred or is likely to occur in the period from (and including) the Locked Box Date to (and including) the Completion Date.

4.12	Neither Warrantor shall be liable to make a payment under clause 4.10 unless the Buyer has notified the Warrantors in writing of the Claim stating in reasonable detail the nature of the breach and, if practicable, the amount claimed, on or before either the date falling six months after Completion.

5.	Limitations

Limitations not to apply

5.1	Unless otherwise specified, the limitations set out in this clause 5 shall not apply to a Claim under this agreement against the Warrantors:

(a)	which is (or the delay in discovery of which is) the consequence of fraud, or dishonesty on the part of either Warrantor or its or their agents or Advisers; or

(b)	which is the result of a breach of a Warranty in part 1 of schedule 5; or

(c)	made under clause 4.10.

Time limits

5.2	Subject to clause 5.13, the rights of the Buyer in respect of any Claim for breach of a Warranty (other than a Warranty in part 10 (Tax) of schedule 5) shall only be enforceable if the Buyer gives written notice to the Warrantors (giving a reasonable summary (based on such information as is reasonably available to it at that time) of the matters which it considers constitute such potential liability and, so far as is practicable, its non-binding good faith estimate of the likely amount of the claim (excluding costs and expenses)) on or before the date that is eighteen months after Completion.

5.3	Subject to clause 5.13, the rights of the Buyer in respect of any Claim for breach of a Warranty in part 10 (Tax) of schedule 5 shall only be enforceable if the Buyer gives written notice to the Warrantors (giving a reasonable summary (based on such information as is reasonably available to it at that time) of the matters which it considers constitute such potential liability and, so far as is practicable, its non-binding good faith estimate of the likely amount of the claim (excluding costs and expenses)) on or before the fourth anniversary of Completion.

5.4	The Warrantors shall have no liability in respect of any Claim notified to them by the Buyer under clauses 5.2 or 5.3 if legal proceedings in respect of such Claim shall not have been commenced (by being both issued and served on the Warrantors) within nine months of the service of such notice upon the Warrantors provided that this nine-month time limit shall not start to run in relation to a contingent or unquantifiable claim until such claim has become an actual liability and is capable of being quantified by the Buyer.

Threshold

5.5	The Buyer shall not be entitled to recover in respect of a breach of Warranty where the liability resulting from the breach is less than US$10,000, and any such liability of less than US$10,000 shall be disregarded in computing the figure of US$40,000 referred to in clause 5.6.

5.6	The Warrantors shall not be liable in respect of any Claim under the Warranties unless the total cumulative liability of the Warrantors in respect of all such Claims exceeds US$40,000 (in which event the Warrantors shall be liable for the whole of such liability and not merely for the excess).

Maximum Claims

5.7	Where there have been breaches of the Warranties, then (subject to clause 5.1) the Buyer shall not be entitled to recover under the Warranties in respect of such breaches or Claims more than US$2,178,000 in total (inclusive of all validly evidenced legal, professional and other costs and expenses reasonably incurred by the Buyer or any Group Company in connection with such breaches or Claims).

5.8	Any liability of the Seller in respect of any Claim or pursuant to clauses 4.6 or 4.10 shall first be settled (in whole or in part) by the transfer to the Buyer (or as it may direct) of Exchange Shares held by the Seller, whereby the number of Exchange Shares to be transferred shall be calculated by dividing the value of the claim (in US$) by US$48.40. The transfer of the adequate number of Exchange Shares in respect of a claim (or, where Exchange Shares are transferred in partial settlement, the adequate number of Exchange Shares together with the adequate cash payment) to the Buyer by the Seller shall fully and finally discharge the Seller from any liability in respect of the relevant claim. The Buyer shall only be entitled to recover any sum due from the Seller in respect of any claim in cash to the extent that either the number of Exchange Shares held by the Seller is insufficient to satisfy the claim in question (calculated on the basis set out above) and/or the Seller fails to transfer the number of Exchange Shares required to satisfy the relevant claim. For the avoidance of doubt, if the Buyer directs that the transfer of Exchange Shares in settlement of any claim be made to any person other than it, the transfer of such Exchange Shares to such person shall, to the extent of the value of the Exchange Shares so transferred, satisfy the Seller’s obligation to compensate the Buyer in respect of such claim as if such Exchange Shares had been transferred directly to the Buyer.

5.9	The liability of Daniela Cecilio in respect of any Claim or pursuant to clauses 4.6 or 4.10 shall be limited to £249,492. Subject always to clause 5.7 and to the first sentence of this clause 5.9, the Buyer shall not be entitled to recover any sum from Daniela Cecilio in respect of any breach of the Warranties or pursuant to clauses 4.6 or 4.10 unless it has not been compensated in full in respect of that claim by the Seller. In the event that the Buyer is entitled to recover any sum from Daniela Cecilio pursuant to the foregoing, such liability shall first be settled (in whole or in part) by the transfer to the Buyer (or as it may direct) of Exchange Shares held by Daniela Cecilio, whereby the number of Exchange Shares to be transferred shall be calculated by dividing the value of the claim (in US$) by US$48.40. For the avoidance of doubt, if the Buyer directs that the transfer of Exchange Shares in settlement of any claim be made to any person other than it, the transfer of such Exchange Shares to such person shall, to the extent of the value of the Exchange Shares so transferred, satisfy Daniela Cecilio’s obligation to compensate the Buyer in respect of such claim as if such Exchange Shares had been transferred directly to the Buyer.

5.10	The Seller and Daniela Cecilio each hereby irrevocably appoint the Buyer as their attorney to execute on their behalf any instrument of transfer of shares (or equivalent document) required to effect any transfer of Exchange Shares pursuant to clauses 5.8 and 5.9 in circumstances where the Seller and/or Daniela Cecilio has not entered into any such transfer of Exchange Shares within 20 Business Days after the claim giving rise to an obligation to transfer Exchange Shares pursuant to clause 5.8 or 5.9 being Finally Determined.

5.11	A claim shall be regarded as “Finally Determined” for the purposes of clause 5.10 if and to the extent that:

(a)	the Seller or Daniela Cecilio (as the case may be) and the Buyer agree in writing that it is settled or withdrawn; or

(b)	a court of competent jurisdiction has awarded judgment in respect of the claim in respect of which no right of appeal exists or in respect of which any right to appeal has expired; or

(c)	the claim has been withdrawn by the Buyer or has otherwise been struck out, discontinued, dismissed or lapsed and in respect of which no right of appeal exists or in respect of which any right to appeal has expired.

Double Claims

5.12	The Buyer shall not be entitled to recover from the Warrantors under the Warranties, or pursuant to clause 4.10, or otherwise, more than once in respect of the same damage suffered.

Contingent liabilities

5.13	The time limits in clauses 5.2 and 5.3 shall not limit any Claim in respect of a liability which is contingent or unascertained where written notice of the Claim (giving so far as practicable the amount and details of the Claim) is given to the Warrantors before the expiry of the relevant periods specified in those clauses.

Disclosure Letter

5.14	The Warrantors shall be under no liability under the Warranties in respect of any matter to the extent that the matter or circumstance giving rise to such liability was Disclosed.

Common law duty to mitigate

5.15	For the avoidance of doubt, nothing in this agreement shall affect or limit the Buyer’s common law obligation to mitigate its losses.

Recovery from third parties

5.16	If an amount is paid to the Buyer by the Warrantors or any of them in respect of any Claim or pursuant to clause 4.10 (the “Paid Amount”) and the Buyer or the Company subsequently recovers from a third party any amount that directly relates to the subject matter of such Paid Amount, the Buyer shall pay the relevant Warrantor(s) the lower of:

(a)	the amount recovered from such third party in respect of any matter or circumstance giving rise to the Paid Amount in question; and

(b)	the Paid Amount,

less in either case the Buyer’s validly evidenced and reasonably costs incurred in securing the payment of the Paid Amount.

Change in law or practice

5.17	The Warrantors shall have no liability in respect of any Claim to the extent that:

(a)	the Claim in question would not have arisen but for, or is increased by the passing of or any change in, after the date of this agreement any law, rule, regulation or published administrative practice of any government, governmental department, agency or regulatory body including (without prejudice to the generality of the foregoing) any increase in the rates of Tax or any imposition of Tax or any withdrawal of relief from Tax not actually (or prospectively) in effect at the date of this agreement;

(b)	the Claim in question would not have arisen but for, or is increased by any change in accounting or Tax policy, bases or practice of the Buyer or any Group Member of the Buyer introduced or having effect after the date of this agreement except where such change was necessary in order to comply with any applicable legal, regulatory, financial reporting, accounting or other requirement in force at or prior to the date of this agreement; or

(c)	the Claim in question relates to a loss that has otherwise been made good or compensated for in full without loss to the Buyer or any Group Member of the Buyer within 15 Business Days after the date on which notice of such claim is given pursuant to this clause 5.

6.	Completion

6.1	The sale and purchase of the Sale Shares shall be completed at the offices of the Buyer’s Solicitors immediately following the execution of this agreement.

6.2	On Completion, the Seller shall deliver to the Buyer:

(a)	a completed and signed transfer of the Sale Shares to the Buyer or as it directs and the related share certificate;

(b)	a power of attorney in agreed form appointing the Buyer as attorney pending the Buyer’s registration as a member of the Company with power on the Seller’s behalf to execute and deliver all deeds and documents and to do all acts and things and exercise all rights which the Buyer would be entitled to execute, deliver and do and exercise if the Buyer was registered as the holder of the Sale Shares with power to sub-delegate this power and power to appoint a substitute attorney in addition to the Buyer;

(c)	the statutory books of each Group Company (including any separate sheet minutes in respect of the Subsidiary, if applicable) complete and accurate up to Completion and any company seal(s), certificates of incorporation, certificates of incorporation on change of name and all share certificates of each Group Company;

(d)	a signed deed addressed by the Seller to the Buyer and to the Company and all Group Companies acknowledging that there is no outstanding indebtedness owing at Completion from any Group Company to the Seller or to any Seller’s Associate or vice versa;

(e)	letters of resignation in agreed form from each director of each Group Company and the secretary of each Group Company (if any);

(f)	a letter, in agreed form, from the Seller confirming that upon Completion it has ceased to be a registrable relevant legal entity (within the meaning of section 790C of the Companies Act 2006) in relation to the Company;

(g)	the Disclosure Letter;

(h)	the consultancy agreement in the agreed form between the Company and Daniela Cecilio signed by the parties;

(i)	deeds of release in the agreed form between each of the employees of the Group Companies previously granted share awards by the Seller and the Seller in relation to the provision of such share awards in the Seller;

(j)	earn-in letter agreements in the agreed form executed by certain of the employees of the Group Companies (as determined by the Buyer) in relation to the potential issue of additional shares in Farfetch.com Limited to such persons;

(k)	an intellectual property assignment in the agreed form from the Seller in favour of the Company;

(l)	an intellectual property assignment in the agreed from ASAP54.Com Limited (UK) in favour of the Company; and

(m)	a settlement agreement in the agreed form duly executed by Daniel Heesch (together with the associated advisers certificate) dated at least one Business Day prior to the date of the assignments referred to at clauses 6.2(k) and (I) above.

6.3	On Completion, the Seller shall procure the holding of a meeting of the directors or shareholders of each Group Company (as applicable) to do such of the following things as are applicable to it:

(a)	approve (subject to stamping) the transfer referred to in clause 6.2(a);

(b)	appoint the persons nominated by the Buyer as directors and the secretary (if any);

(c)	note the resignations referred to in clause 6.2(e);

(d)	approve the document referred to in clause 6.2(h) and authorise one or more of the directors referred to in clause 6.3(b) to execute it on behalf of the relevant Group Company;

(e)	change the accounting reference date to 31 December;

(f)	change the registered office of the Company to The Bower, 211 Old Street, London EC1V 9NR and of the Subsidiary to Rua da Lionesa, N 446, Edificio G12, 4465-671, Parish of Custoias, Leca do Balio e Guifoes, Municipality of Matosinhos, Portugal;

(g)	cancel the existing bank mandates and replace them with new mandates as requested by the Buyer;

(h)	approve the handing over of the company’s Company Authentication Code to the Buyer; and

(i)	make all registrations of the decisions taken relating to this agreement as are required by Applicable Law.

6.4	On Completion, the Buyer shall:

(a)	procure the issue and allotment the Exchange Shares to the Seller; and

(b)	deliver to the Seller or to the Seller’s Solicitors (whose receipt shall be a sufficient discharge):

(i)	a certified copy of the minutes of the board of directors of the Buyer authorising the execution and performance by the Buyer of its obligations under this agreement; and

(ii)	a duly executed share certificate in respect of the Exchange Shares.

7.	Post-Completion

7.1	Each of the parties shall and shall procure that any other necessary party shall execute all such documents and deeds and do all such acts and things as reasonably required to transfer to the Buyer the legal and beneficial ownership of the Sale Shares and to give the parties the full benefit of this agreement.

7.2	The Seller agrees that for so long as any Sale Shares remain registered in its name it will:

(a)	not exercise any of its rights as a member of the Company or appoint any other person, other than the Buyer or the Buyer’s nominee, to exercise such rights;

(b)	hold on trust for and pay or deliver to the Buyer any distributions or notices, documents or other communications which may be received after the date of this agreement by it in its capacity as a member of the Company from the Company or any third party;

(c)	on request by the Buyer ratify all documents executed and acts done by the Buyer as its attorney.

7.3	The Seller agrees, that should any Intellectual Property be identified after Completion which is not owned by the Company and that the Company requires in order to carry on its business in the same manner as that business was conducted as at the date of this agreement, the Seller shall (or shall procure that the relevant entity shall), within a reasonable period of time, assign such Intellectual Property to the Company, such assignment granted in consideration of the Consideration paid under this agreement.

8.	Non-competition

Restrictions

8.1	In consideration of the entry by the Buyer into the Consultancy Agreement. Daniela Cecilio undertakes with the Buyer that after Completion she will not either herself or by an agent and either on her own account or by or in association with or for the benefit of any other person directly or indirectly for the period of two years following Completion:

(a)	take up or hold or seek to take up or hold any:

(i)	office in or with any business which is engaged in the Prohibited Business within the Prohibited Area;

(ii)	post or position which enables her to exercise whether herself or by an agent and whether on her own account or in association with or for the benefit of any other person a controlling influence over any business which is engaged in the Prohibited Business within the Prohibited Area; or

(iii)	engagement or consultancy with any person which is engaged in the Prohibited Business within the Prohibited Area,

which results or would result in her being engaged in business activities which are in competition with the Prohibited Business as carried on by any Group Company; but this clause shall not preclude her from being (or seeking to be) engaged by a business whose activities include the Prohibited Business so long as it is not directly or indirectly engaged in or otherwise responsible for the Prohibited Business;

(b)	within the Prohibited Area either herself or by an agent and either on her own account or by or in association with any other person or otherwise directly or indirectly engage or seek to engage in any capacity in the Prohibited Business except that she may hold as an investment not more than 3% of the issued share capital of a company listed or quoted on a market operated by a Recognised Investment Exchange;

(c)	within the Prohibited Area deal with any Customer of any Group Company in connection with any goods or services competing with those provided by a Group Company in the course of the Prohibited Business but this shall not preclude her from dealing with a business whose activities include the Prohibited Business so long as she does not either directly or indirectly deal in goods or services competing with the Prohibited Business as carried on by any Group Company;

(d)	within the Prohibited Area canvass, solicit, approach or seek out or cause to be canvassed, solicited, approached or sought out or by any other means endeavour to entice away from any Group Company any person for orders or instructions in respect of any goods or services provided to or supplied by any Group Company in the course of the Prohibited Business and with whom any Group Company has transacted the Prohibited Business as a customer or as a supplier;

(e)	solicit or seek to entice away from any Group Company, or aid or assist any other person or persons in employing or otherwise retaining the services of anyone who is employed by any Group Company or who is a Consultant at Completion and who is at Completion employed or engaged otherwise than in a junior administrative or secretarial capacity;

(f)	employ or otherwise retain the services of any of such person as is mentioned in clause 8.1(e) otherwise than in a junior administrative or secretarial capacity; or

(g)	use or display any name, trade or service marks, trade or service names, domain names or logos used by any Group Company or any confusingly similar names, marks, domain names, or logos.

8.2	Daniela Cecilio undertakes to the Buyer that at all times she will not either herself or by an agent and either on her own account or by or in association with or for the benefit of any other person directly or indirectly represent herself to be connected with or interested in the Prohibited Business.

8.3	Daniela Cecilio acknowledges that the undertakings in clauses 8.1 and 8.2 are reasonable; are integral to the terms on which the Buyer has agreed to purchase the Sale Shares and necessary for the implementation of the purchase; and that each of them is to be construed and take effect independently of the others.

8.4	If a breach of clauses 8.1 or 8.2 occurs, Daniela Cecilio and the Buyer agree that damages alone are likely not to be sufficient compensation and that injunctive relief is reasonable and is likely to be essential to safeguard the interests of the Buyer and of any Group Company and that injunctive relief (in addition to any other equitable remedies) may (subject to the discretion of the courts) be obtained.

8.5	Daniela Cecilio shall not be treated as committing a breach or violation of the provisions of clauses 8.1(a), 8.1(b) or clause 8.2 solely when acting as a consultant of the Buyer (or any Member of its Group) in accordance with the terms on which she is engaged by the Buyer (or any Member of its Group).

9.	Confidentiality

9.1	Except for any information of the kind referred to in clause 9.2(e) which relates to matters other than any Group Company, all obligations of confidence owed by the Buyer to the Seller in connection with this agreement or any negotiations leading to it shall (without prejudice to any previously accrued rights) cease on Completion.

9.2	Subject to clauses 9.1 and 9.3, each party undertakes to and shall keep confidential any information which is obtained by it or any of Member of its Group which:

(a)	relates to the negotiation of this agreement or any document referred to in this agreement;

(b)	relates to the provisions or the subject matter of this agreement or of any document referred to in this agreement;

(c)	in the case of the Seller, relates to the Buyer or any Member of its Group (as such group is constituted immediately before Completion);

(d)	in the case of the Seller, is confidential information which it has acquired about the Company and/or any other Group Company; and

(e)	in the case of the Buyer, relates to the Seller, (collectively, “Confidential Information”).

9.3	Clause 9.2 does not apply to information to the extent that:

(a)	a party (or its Advisers or Associates) is required to disclose it by any Applicable Law or by a Competent Authority;

(b)	it is contained in any announcement or publication in agreed form;

(c)	it enters the public domain other than as a result of the unauthorised disclosure by a party or any of its Associates or its or their Advisers;

(d)	it is in the possession of a party or of any of its Associates or its or their Advisers free from any restriction as to its use or disclosure having been obtained otherwise than from another party for the purposes of this agreement;

(e)	a party has disclosed it to any of its Associates or its or their Advisers who need to know such information for the purposes of advising in relation to or furthering the provisions of this agreement and who are aware of the obligations of confidentiality and agree to keep the information confidential and not to use any Confidential Information for any purpose other than the purpose for which it was disclosed.

9.4	Subject to clause 9.5, no information to which clause 9.3(a) applies may be disclosed by a party unless that party has:

(a)	given, where practicable, at least five Business Days’ written notice to the non-disclosing party of such proposed disclosure;

(b)	consulted with the non-disclosing parties; and

(c)	agreed with the non-disclosing party the content of the disclosure.

9.5	The non-disclosing parties may not request amendments under clause 9.4 or otherwise limit disclosure under clause 9.4 in a manner which would prevent the disclosing party from complying with the requirements referred to in clause 9.3(a).

10.	Notices and other communications

10.1	Where this agreement provides for the giving of notice or the making of any other communication, such notice or communication shall not (unless otherwise expressly provided) be effective unless given or made in writing in English in accordance with the following provisions of this clause.

10.2	Any notice or communication to be given or made under or in connection with this agreement may be:

(a)	delivered or sent by post to:

	the Buyer	the address set out on page 1 of this agreement

	Daniela Cecilio	the address set out on page 1 of this agreement

	the Seller	the address set out on page 1 of this agreement

(such addresses being referred to below as the “Postal Address” of the relevant party); or

(b)	sent by email, to:

	the Buyer	#####.#####@farfetch.com & #####.#####@farfetch.com

	Daniela Cecilio	#####.#####@hotmail.com

	the Seller	#####@asap54.com

and shall be marked in the case of the Buyer for the attention of the General Counsel and in the case of the Seller, for the attention of the Directors.

10.3	Any notice or other communication so delivered or sent shall (subject to the provisions of clause 10.5(c)) be deemed to have been served at the time when it arrives at the address to which it is delivered or sent except that if that time is between 5.30 p.m. on a Relevant Day and 9.00 a.m. on the next Relevant Day it shall be deemed to have been served at 9.00 a.m. on the second of such Relevant Days.

10.4	Where any party has given notice to the others of any different address or number to be used for the purposes of this clause then such different address or number shall be substituted for that shown above.

10.5	For the purposes of this clause:

(a)	“Relevant Day” means any day other than a Saturday, Sunday or a day which is a public holiday at the Postal Address of the receiving party;

(b)	any reference to a time is to the time at the Postal Address of the receiving party;

(c)	reference to an electronic communication being received shall, in the case of a party which is a corporate body or partnership, mean receipt at a server located in any office of the corporate body or partnership and, in the case of a party who is an individual, shall mean receipt on equipment owned (or used for reading electronic communications) by the individual which receipt shall, notwithstanding the provisions of clause 10.3, and in the absence of evidence of earlier receipt, be deemed to have occurred 96 hours after sending; and

(d)	“electronic communication” has the same meaning as in the Electronic Communications Act 2000.

11.	Third party rights

11.1	The obligations of confidentiality in clauses 9.2(a), 9.2(b), 9.2(c) and 9.2(d) are assumed for the benefit of each Group Company. Each Group Company may rely on and enforce the obligations of confidentiality accepted by the Seller.

11.2	Any person to whom the Warranties or any other rights of the Buyer under this agreement are assigned under clause 12 may rely on and enforce the Warranties and any such rights.

11.3	Third parties may only enforce the rights and obligations referred to in clauses 11.1 and 11.2 with the written consent of the Buyer.

11.4	No consent of any person given third party rights under clauses 11.1, 11.2 and 11.3 (or otherwise under this agreement) shall be required in relation to any permitted rescission, termination or variation of this agreement and, accordingly, section 2(1) of the Contracts (Rights of Third Parties) Act 1999 shall not apply.

11.5	Except:

(a)	as provided in clauses 11.1 and 11.2; and

(b)	for any indemnity expressed to be given in favour of or any obligation expressed to be owed to any Group Company,

no term of this agreement is enforceable under the Contracts (Rights of Third Parties) Act 1999 by a person who is not a party.

12.	Assignment

The Buyer (and any assignee of the Buyer or of any such assignee) may assign to any person to whom the Buyer has sold the Sale Shares or substantially all of the assets or businesses of the Group the benefit of:

(a)	any Warranty; and

(b)	any other right other than a right arising under clause 8, which it may have under this agreement,

provided always that following any such assignment, the aggregate liability of the Warrantors under this agreement shall not in any event be greater than it would have been if such assignment had not taken place.

13.	Entire agreement

The Transaction Documents constitute the entire agreement between the parties about the subject matter of this agreement and supersede and extinguish all earlier understandings and agreements between any of the parties.

14.	Miscellaneous

14.1	Each party shall bear its own costs incurred in relation to the negotiation and preparation of this agreement and matters incidental to this agreement.

14.2	This agreement shall so far as it remains to be performed after Completion continue in force notwithstanding Completion and the rights of the Buyer in respect of any Transaction Document shall not be affected by Completion.

14.3	No waiver by a party of any requirement of this agreement or any right which he has under it shall be valid unless such waiver is in writing signed by him.

14.4	No omission to exercise, or delay by the Buyer in exercising, any right under this agreement shall operate as a waiver of such right nor shall any single or partial exercise of any right preclude the exercise of any other right.

14.5	The rights conferred on the Buyer in this agreement are cumulative and in addition to all other rights available to the Buyer.

14.6	This agreement may consist of any number of duplicates each executed by at least one party, each of which when so executed and delivered shall be an original, but all the duplicates shall together constitute one instrument.

14.7	If a term of this agreement shall be held to be illegal, invalid or unenforceable it shall to that extent be deemed not to form part of this agreement, but the enforceability of the remainder of this agreement shall not be affected.

15.	Governing law

The governing law of this agreement, and of any claim, dispute or issue arising out of or in connection with this agreement or its subject matter (including non-contractual claims), shall be that of England and Wales.

16.	Jurisdiction

16.1	The courts of England and Wales shall have exclusive jurisdiction to settle any claim, dispute or issue between the parties whether arising out of or in connection with this agreement or its subject matter, or otherwise (including non-contractual claims).

16.2	A party may bring proceedings in the courts of any state other than England and Wales for the purpose of seeking:

(a)	an injunction, order or other non-monetary relief (or its equivalent in such other state); and/or

(b)	any relief or remedy which, if it (or its equivalent) were granted by the courts of England and Wales, would not be enforceable in such other state.

This agreement has been entered into as a deed on the date shown at the beginning.

SCHEDULE 1

Details of the Company and the Subsidiary

Part A

The Company

Name:	Fashion Concierge UK Limited

Former names:	n/a

Number:	10433518

Date of incorporation:	18 October 2016

Registered office:	26 Grosvenor Street, London, United Kingdom, W1K 4QW

Issued share capital	344,904 ordinary shares of £1.00

Shareholders (and number of shares held):	ASAP54.com Limited (1 ordinary share of £1.00)

Persons with significant control and relevant legal entities (and their interests) as required on PSC register:	ASAP54.com Limited

Directors:	Daniela Cecilio

Secretary (if any):	Wilton Corporate Services Limited

Accounting reference date:	31 October 2017

Charges:	n/a

Part B

Subsdiary

Name:	Fashion Concierge, LDA

Former names:	n/a

Number:	514 173 610

Date of incorporation:	9 December 2016 (although the Subsidiary only initiated the fiscal/accountancy exercise on 1 January 2017)

Registered office:	Av. General Carrilho da Silva, Centro de Negócios Ideia Atlántico, Cx 145, Variante do Fojo, Tenões, 4719 005 Braga

Issued share capital	€ 30.000,00

Shareholders (and number of shares held):	Fashion Concierge UK Limited (2 shares)

Directors:	Daniela Cecilio

SCHEDULE 2

Intellectual Property

Part A

Patents and patent applications

Patent number: EP2955645

Name: SYSTEM FOR AUTOMATED SEGMENTATION OF IMAGES THROUGH LAYOUT CLASSIFICATION

Inventors: Vidal Andre; Heesch Daniel

Application number: EP20150171817; 20150612

Priority numbers: US201462011269P 20140612; US201514737467 20150611

Date of filing: 12.06.2015

Date of publication: 10.05.2017

Part B

Registered trade marks and applications

Mark	Type of Mark	Status	Country	Owner (Company)	Registered Classes	Registration Number	Expiry Date
ASAP54 FASHION CONCIERGE	Word	Registered	United Kingdom	ASAP54.com Limited (IoM company)	9, 35, 45	UK00003201437	9 Dec 2026

ASAP54	Word	Registered	European Union	ASAP54.com Limited (IoM company)	9, 35, 41, 42, 45	011782331	30 Apr 2023
ASAP54	Word	Registered	China	ASAP54.com Limited (IoM company)	35, 41, 42, 45	IR1193732	19 Jun 2023
ASAP54	Word	Registered	Japan	ASAP54.com Limited (IoM company)	9, 35, 41, 42, 45	IR1193732	19 Jun 2023
ASAP54	Word	Registered	Russian Federation	ASAP54.com Limited (IoM company)	9, 35, 41, 42, 45	IR1193732	19 Jun 2023
ASAP54	Word	Registered	United States of America	ASAP54.com Limited (IoM company)	9, 35, 41, 42, 45	4578201 (IR1193732)	19 Jun 2023
`	Word & Device	Registered	European Union	ASAP54.com Limited (IoM company)	9, 35, 41, 42, 45	013245733	11 Sep 2024
	Word & Device	Registered	Japan	ASAP54.com Limited (IoM company)	9, 35, 41, 42, 45	IR1238663	24 Nov 2024
	Word & Device	Registered	United States of America	ASAP54.com Limited (IoM company)	9, 35, 41, 42, 45	4806195 (IR1238663)	24 Nov 2024
	Word & Device	Registered	China	ASAP54.com Limited (IoM company)	9, 35, 41, 42, 45	IR1238663	24 Nov 2024
	Word & Device	Registered	Russian Federation	ASAP54.com Limited (IoM company)	9, 35, 41, 42, 45	IR1238663	24 Nov 2024

Part C

Registered designs and applications

N/A

Part D

Domain names

Domain name	Registrant	Renewal date

asap54.com.br	ASAP54.com Limited (IoM company)	23 October 2017

asap54.jp	ASAP54.com Limited (IoM company)	26 October 2017

asap54.ru	ASAP54.com Limited (IoM company)	21 October 2017

asap54.uk	ASAP54.com Limited (IoM company)	21 October 2017

asap54fashionconcierge.com	ASAP54.com Limited (IoM company)	1 December 2017

asap54.com	ASAP54.com Limited (IoM company)	14 February 2018

Part E

Other registrable Intellectual Property and Intellectual Property which is the subject of an application

N/A

Part F

Proprietary Software

All that software that makes up the iOS and Android app developed by or on behalf of the Seller or a Group Company.

•	ASAP54 – App
•	ASAP54 – BackOffice
•	ASAP54 – Website
•	ASAP54 colours app
•	Fashion Concierge by ASAP54 – App
•	Fashion Concierge by ASAP54 – BackOffice
•	Fashion Concierge by ASAP54 – Website

Part G

Material Intellectual Property which is not registered or the subject of an application

All the unregistered Intellectual Property that makes up the iOS and Android app developed by or on behalf of the Seller or a Group Company.

All software from the application described above that cannot be registered/patented.

SCHEDULE 3

Intellectual Property Agreements

Part A

Licences-ln and Open Source Code

On ASAP54 server:

BSD License

•	OpenCV (computer vision library)

•	PostgreSQL JDBC Driver

•	Torch (Deep learning library)

•	APNS (Java Apple Push Notification)

Boost Software License

•	Boost (C++ libraries)

GNU GPL License

•	Qt Creator (C++ libaries)

•	GlassFish (application server)

•	MySQL JDBC Connector

•	Java EE API

•	Jersey (RESTful Web Services in Java)

MIT License

•	JSON Spirit (C++ JSON Parser)

Apache License

•	Solr (Search engine)

•	Apache Commons (Java utility classes)

•	GSON

•	Twitter4j Core

On Fashion Concierge Server:

BSD License

•	APNS (Java Apple Push Notification)

•	PostgreSQL JDBC Driver

GNU GPL License

•	GlassFish (application server)

•	Java EE API

•	Jersey (RESTful Web Services in Java)

•	Java Mail API

•	MySQL JDBC Connector

EPL License

•	Javax Persistence

Apache License

•	GSON

•	Apache Commons (Java utility classes)

iOS APP FashionConcierge

MIT License

•	AFNetworking

•	DZNEmptyDataSet

•	Mantle

•	CADRACSwippableCell

•	RMPZoomTransitionAnimator

•	IQKeyboardManager

•	DGActivitylndicatorView

•	CardIO

•	JTSImageViewController

•	TTTAttributedLabel

•	Adjust

•	FCAIertView

•	SZTextView

•	BRYSerialAnimationQueue

•	OHHTTPStubs

•	DVSwitch

•	MBAutoGrowingTextView

•	MZDayPicker

•	ObjectiveLuhn

•	TRVSEventSource

•	RadialTransition_objC

Apache License, Version 2.0

•	PINCache

•	SocketRocket

•	KIF

BSD License

•	pop

•	FLEX

•	NimbusKit-AttributedLabel

•	Reachability

•	GPUImage

Custom

•	GoogleTagManager

•	FBSDKLoginKit

•	FBSDKCoreKit

•	Firebase/Crash

•	Firebase/Core

zlib

•	RequestUtils

Commercial

•	Crashlytics

•	Fabric

iOS APP ASAP54

MIT License

•	JNWSpringAnimation

•	MBAutoGrowingTextView

•	SZTextView

•	InstagramKit

•	AFNetworking

•	FLAnimatedlmage

•	SSKeychain

•	Adjust

•	NJKWebViewProgress

•	PopoverView

•	HPGrowingTextView

•	AHKActionSheet

•	CSStickyHeaderFlowLayout

•	ZLSwipeableView

•	OHHTTPStubs

•	UllmageView+GeometryConversion

•	Ullmage-ResizeMagick

•	ASMediaFocusManager

•	UllmageViewAligned

•	GHContextMenu

•	TOCropViewController

•	SLCountryPicker

Apache License, Version 2.0

•	PINCache

•	Intercom

•	KIF

BSD License

•	STTwitter

•	NimbusKit-AttributedLabel

•	Parse

•	Reachability

•	GPUImage

Custom

•	GoogleConversionTracking

•	GoogleAnalytics

•	FBSDKLoginKit

•	FBSDKCoreKit

zlib

•	RequestUtils

Commercial

•	Crashlytics

•	Fabric

Colors by ASAP54

MIT License

•	AFNetworking

•	CSStickyHeaderFlowLayout

•	FLAnimatedlmage

•	JVFIoatLabeledTextField

•	NJKWebViewProgress

•	RMPZoomTransitionAnimator

•	DZNEmptyDataSet

•	Adjust

Apache License, Version 2.0

•	PINCache

BSD License

•	Pop

•	NimbusKit-AttributedLabel

Custom

•	GoogleAnalytics

Commercial

•	Crashlytics

•	Fabric

iOS APP Shopper

MIT License

•	events

•	object-assign

•	react

•	react-mixin

•	react-native-camera

•	react-native-communications

•	react-native-device-info

•	react-native-fetch-blob

•	react-native-grid-view

•	react-native-i18n

•	react-native-invertible-scroll-view

•	react-native-keychain

•	react-native-lightbox

•	react-native-navigation

•	react-native-parsed-text

•	react-native-progress

•	react-native-push-notification

•	react-native-socket.io-client

•	react-native-swipeout

•	react-native-textinput-effects

•	reconnecting-websocket

•	shallowequal

•	socket.io

•	superagent

•	react-native-gifted-chat

Apache License, Version 2.0

•	fuse.js

•	keymirror

BSD License

•	flux

•	md5

•	react-native

•	react-timer-mixin

ISC

•	react-native-image-placeholder

•	react-native-swiper

Android APP ASAP54

MIT License

•	android-Ultra-Pull-To-Refresh

•	Adjust

•	FloatingActionButton Apache License, Version 2.0

•	Android-PullToRefresh

•	image-chooser-library

•	ListViewAnimations

•	cropper

•	android-range-seek-bar

•	android-GridViewWithHeaderAndFooter

•	android-menudrawer

•	StickyListHeaders

•	PagerSlidingTabStrip

BSD License

•	Bolts-Android

Part B

Development Contracts

•	ImobileMagic;

•	CCG (Centro de Computação Grafica);

Part C

Other agreements

N/A

SCHEDULE 4

The Computer Systems and Computer Contracts

Part A

Computer Systems

Hardware

AWS - Amazon Web Services

Databases used:

Postgresql;

Mysql;

Cloud-based computer services

AWS - Amazon Web Services

•	Adjust (analytics)

•	Google Analytics (analytics)

Network and communications equipment and services

Plivo.com (sms provider)

Part B

Computer Contracts

N/A

SCHEDULE 5

Warranties

1.	Part 1 - Title and Authorisation

1.1	Title and matters affecting the Sale Shares and the shares in the Subsidiary

(a)	The Seller is the sole legal and beneficial owner of, and is entitled to transfer legal and beneficial title to, the Sale Shares.

(b)	No Insolvency Event has occurred in relation to the Seller.

(c)	The Sale Shares constitutes the whole of the issued share capital of the Company.

(d)	All the issued shares in each Group Company are fully paid or credited as fully paid.

(e)	No person has any present, future or contingent right to call for the allotment, conversion, or transfer of or to be entered in the register of members as the holder of any share or loan capital of any Group Company and there is no Encumbrance on the Sale Shares or any shares in any Group Company or any arrangements or obligations to create any Encumbrances. No claim has been made by any person that they are entitled to any such right or have the benefit of any such Encumbrance.

(f)	No claim has been made by any person to be entitled to any right referred to in Warranty 1.1(e) or the right to have an Encumbrance on the Sale Shares or any shares in any Group Company created in his favour.

(g)	The details of each Group Company set out in schedule 1 are correct. The Company is the sole legal and beneficial owner of all the issued shares in the Subsidiary.

1.2	Authorisation

(a)	The Seller has power to enter into and to perform its obligations under each Transaction Document to which it is party which will, when executed, constitute binding obligations on it in accordance with its terms.

(b)	The execution and delivery of, and the performance by the Seller of its obligations under, each Transaction Document to which it is party:

(i)	does not require the consent of any third party;

(ii)	will not result in a breach of any order, judgment or decree of any court or governmental agency to which it is a party or by which it is bound;

(iii)	so far as the Warrantors are aware, will not result in a breach of or entitle any third party to terminate or avoid any agreement, or arrangement to which it is a party or by which it or any of its assets is bound or from which it benefits

2.	Part 2 - Constitution

2.1	Constitution and overseas assets

(a)	An copy of the certificate of incorporation and articles of association (and each certificate of incorporation on change of name) of each Group Company is attached to the Disclosure Letter. Such documents contain full details of the rights and restrictions attached to the share capital of each Group Company, and all such resolutions have been properly passed as resolutions of that Group Company and duly filed with the relevant authorities.

(b)	No Group Company has assets outside its country of incorporation nor does it have a branch, agency or place of business or any permanent establishment (as that expression is defined in the relevant double taxation relief orders) outside of its country of incorporation.

2.2	Books and registers

(a)	The register of members and statutory books of each Group Company (including any separate sheet minutes of the Subsidiary) contain up-to-date records of the members of that Group Company and all the other information which they are required to contain under the Companies Act. All returns, particulars, resolutions and other documents required to be delivered by any Group Company to the relevant authorities have been duly delivered and, so far as the Warrantors are aware, no fines or penalties are outstanding.

(b)	No Group Company has received any notice of any application nor is the Seller aware of any intended application for the rectification of its register of members or its PSC register (if applicable).

2.3	Directors, share capital and loan capital

(a)	The only Directors of each Group Company are the persons whose names are listed in respect of it in schedule 1 and no Group Company has any alternate or shadow directors nor any observer or other person entitled or accustomed to attend at or receive notice of board meetings or have any say or right to vote at board meetings.

(b)	No Group Company has reduced, redeemed or purchased its share capital or passed any resolutions authorising any such reduction, redemption or purchase.

(c)	No Group Company has any outstanding loan capital.

(d)	No share in the capital of any Group Company has been issued for a consideration other than cash.

(e)	No share in the capital of any Group Company has been issued or transferred except in accordance with its articles of association.

(f)	The Company has no interest in the shares or other securities of any company other than the Subsidiary and no interest in any business other than that of the Company and the Subsidiary and has not agreed to acquire any such shares, securities or interest or held any such shares, securities or interest at any time.

3.	Part 3 - Accounting and Financial

3.1	The Management Accounts

(a)	A copy of the Management Accounts is attached to the Disclosure Letter.

(b)	The Management Accounts have been prepared with due care and attention in accordance with accounting principles used by each Group Company in the course of preparing management accounts for that Group Company during the period commencing on the Incorporation Date and ending on the date of this agreement.

(c)	Having regard to the purpose for which they were prepared and are used, the Management Accounts are not misleading.

3.2	The Locked Box Accounts

(a)	A copy of the Locked Box Accounts is attached to or enclosed in the Disclosure Letter.

(b)	The Locked Box Accounts have been prepared with due care and attention in accordance with accounting principles used by each Group Company in the course of preparing the Management Accounts and on a basis consistent with that used in preparing the Management Accounts.

(c)	The Locked Box Accounts give a materially accurate view of the assets, liabilities and state of affairs of each of the Group Companies and of the Group Companies as a group at the Locked Box Date and of the profits or losses for the period concerned and are not misleading.

(d)	The Locked Box Accounts make proper provision for, reserve for or disclose, as appropriate:

(i)	all liabilities, whether actual, contingent, unquantified or disputed;

(ii)	all capital commitments, whether actual or contingent;

(iii)	all impairment losses in respect of trade receivables and other financial assets;

(iv)	all extraordinary, exceptional or non-recurring items;

(v)	all changes in accounting policies; and

(vi)	all transactions with the Seller, any Associate of the Seller, any Director or any Associate of any Director,

of each Group Company as at the Locked Box Date.

3.3	Exceptional and extraordinary items

The financial position of the Group Companies as set out in the Locked Box Accounts has not been materially affected by transactions of an abnormal or unusual nature or which have been entered into otherwise than on normal commercial terms.

3.4	Books and records

All the accounts, books and ledgers and financial and other records of each Group Company (including all invoices) have been properly kept (in accordance with sections 386 to 389 of the Companies Act) and are within that company’s possession and control.

3.5	Bank accounts, Indebtedness and Encumbrances

(a)	In respect of each Group Company:

(i)	a list of all its bank, building society, investment and deposit accounts and of the credit or debit balances on them at the Business Day before the date of this agreement is attached to the Disclosure Letter;

(ii)	since such statements there have been no payments out of any such accounts;

(iii)	other than as Disclosed, it has not incurred any Indebtedness which it has not repaid or satisfied;

(iv)	the amount borrowed by it does not exceed any limitation on its borrowing contained in its articles of association or in any debenture or other deed or document binding on it;

(v)	it has not received demand for repayment of any borrowing or indebtedness in the nature of borrowing which is repayable on demand, and, so far as the Warrantors are aware, there has not occurred any event which would entitle (or which with the giving of notice and/or the lapse of time and/or a relevant determination would entitle) any person to require early repayment of any borrowing or indebtedness in the nature of borrowing;

(vi)	it has no bank overdraft facilities, acceptance credits or other financial facilities outstanding or available to it;

(vii)	it has not entered into nor is it negotiating to enter into any debt factoring, discounting or inventory finance arrangement;

(viii)	it has not or engaged in any off balance sheet financing or any financing of a type which would not require to be shown or reflected in the Management Accounts, had such arrangement or financing been entered into on or before the Management Accounts Date; and

(ix)	it has not entered into nor is it negotiating to enter into any currency and/or interest rate swap agreement, asset swap, future rate or forward rate agreement, interest cap, collar and/or floor agreement or other currency exchange or interest rate protection transaction or combination of them or any option or any similar arrangement.

(b)	All Encumbrances created by or in favour of any Group Company which are required to be registered in accordance with the provisions of the Companies Act or in any other relevant jurisdiction have been so registered and comply with all necessary formalities as to registration or otherwise in that jurisdiction; and the registered particulars of Encumbrances created by or in favour of any Group Company are complete and accurate.

3.6	Liabilities, debts, and solvency

(a)	No Group Company has liabilities (including contingent or disputed debts) except liabilities:

(i)	for which adequate provision has been made in the Management Accounts; and

(ii)	which have arisen in the ordinary and usual course of day-to-day trading since the Management Accounts Date.

(b)	No sum shown in the Management Accounts, in respect of debtors is represented by debts which at the Management Accounts Date were more than 30 days overdue for payment.

(c)	So far as the Warrantors are aware, all debts owed to any Group Company at the date of this agreement will realise their full value and be good and collectable within 30 days of their due date for payment, and none of such debts is subject to any counterclaim or set-off. For this purpose a debt shall not be regarded as realising its full value to the extent that it is received in circumstances in which such receipt is or may be void, voidable or otherwise liable to be reclaimed or set aside.

(d)	No Group Company is owed any sums other than debts incurred in the ordinary course of trading.

(e)	No Insolvency Event has occurred in relation to any Group Company.

(f)	No Group Company has been a party to any transaction with any third party which, in the event of such third party going into liquidation or an administration order or a bankruptcy order being made in relation to it or to him, would constitute a transaction at an undervalue, a preference, an invalid floating charge or an extortionate credit transaction or part of a general assignment of debts, under sections 238 to 245 and sections 339 to 344 of the Insolvency Act 1986.

(g)	No person who is or has at any time since the Incorporation Date been a Director or officer of any Group Company has at any material time been subject to any disqualification order under the Companies Act or under any other legislation relating to the disqualification of directors and officers.

3.7	Grants

(a)	No Group Company has applied for or received any investment grant, building grant, grant under the Local Employment Acts 1970 or 1972 or under any Industry Act or any other governmental grant or allowance or loan subsidy or financial assistance.

(b)	So far as the Warrantors are aware, no circumstances have arisen or could arise as a consequence of events occurring on or before the date of this agreement (including the execution or completion of this agreement) as a result of which:

(i)	any grant, subsidy, allowance or assistance received by any Group Company is liable to be repaid; or

(ii)	any grant, allowance subsidy or assistance for which any Group Company has made application will not be paid or will be reduced.

4.	Part 4 - General Commercial

4.1	Assets

(a)	Each Group Company is the sole legal and beneficial owner of the material assets used in its business activities during the period of three months before the date of this agreement, free from any retention of title arrangement or other Encumbrance.

(b)	so far as the Warrantors are aware, in relation to any assets held by any Group Company under any hire, hire purchase, conditional or credit sale, leasing or retention of title agreement or otherwise belonging to a third party, no event has occurred which entitles, or which on intervention or notice by the third party may entitle, the third party to repossess the assets concerned or to terminate the agreement or any licence in respect of it.

(c)	In respect of the assets owned and/or used by any Group Company:

(i)	each item is:

(A)	in the possession and control of that Group Company; and

(B)	maintained in accordance with applicable technical standards, safety regulations and the provisions of any applicable agreement; and

(ii)	so far as the Warrantors are aware, no item is:

(A)	a risk to health or safety or otherwise dangerous or in need of replacement;

(B)	expected to require replacements or additions costing more than £10,000 in total within six months from Completion; or

(C)	has been adversely affected by fire or adverse weather conditions.

(d)	No Group Company has entered into any leasing or hiring agreement, hire purchase agreement, conditional sale or credit sale agreement, agreement for payment on deferred terms or any similar agreement or arrangement in respect of any of its assets.

(e)	No Group Company is in breach of any of the provisions of any agreement or arrangement of a type described in Warranty 4.1(d).

4.2	Services

(a)	There is attached to the Disclosure Letter a list of all services provided by the Group Companies to their customers (the “Services”) briefly describing each Service.

(b)	No Services provided by any Group Company were or are defective or failed or fail to comply with the terms on which they were to be provided or with any statutory provisions relating to such supply.

(c)	No Group Company has made any statement as to the performance or quality of the Services which is inaccurate or cannot be substantiated or has received any complaint from any regulatory body, customer or other person that its advertising is misleading or deceptive or may cause confusion,

(d)	A copy of each form of standard terms of contract or business used by each Group Company since its Incorporation Date is attached to the Disclosure Letter. Except as provided in such standard terms or as implied by law no Group Company has given any guarantee or warranty or made any representation or assumed any liability or obligation in respect of the Services which would apply after the Services have been sold or supplied by that Group Company.

4.3	Change of control

There is no agreement or arrangement whether or not in writing to which any Group Company is a party which on Completion or as a result of the performance of this agreement will result in:

(a)	any third party being relieved of any obligation or becoming entitled to exercise any right (including a right of termination or any right of pre-emption or other option); or

(b)	the Group Company being in default under any agreement or arrangement or losing any benefit, right or licence which it currently enjoys; or

(c)	a liability or obligation of the Group Company being created or increased.

4.4	Material Contracts

(a)	Complete copies (or details in the case or oral agreements) of all Material Contracts have been Disclosed.

(b)	All material contracts and arrangements relating to or used in the business of the Group Companies have been entered into by a Group Company and no such contract that is utilised by any Group Company was entered into in the name of the Seller or any of its Group Members other than the Group Companies.

4.5	Other agreements and arrangements

(a)	There are attached to the Disclosure Letter:

(i)	details of all warranties/guarantees provided by any Group Company in relation to the Services provided by it; and

(ii)	a list of all subcontractors of each Group Company and details of all sub-contracting arrangements.

(b)	So far as the Warrantors are aware, no agreement or arrangement to which any Group Company is a party is invalid or ultra vires and there are no grounds for rescission, breach, avoidance or repudiation of any agreement or arrangement to which any Group Company is a party.

(c)	No Group Company has assigned or sublet any of its rights nor is it in default under any agreement or arrangement to which it is a party and, so far as the Warrantors are aware, there are no circumstances likely to give rise to any such default, and, so far as the Warrantors are aware, no other party to any such agreement or arrangement is in default under it and, so far as the Warrantors are aware, there are no circumstances expected to give rise to any such default.

4.6	Major customers and clients

No customer or client of any Group Company has ceased or has indicated to any Group Company an intention to cease trading or dealing with that Group Company nor, so far as the Warrantors are aware, is anticipated to do so or to suffer an Insolvency Event or to make any substantial reduction in its trading or dealing with the Group Company.

4.7	Regulatory matters

(a)	No Approvals are necessary for the provision by the relevant Group Company of the Services in the manner and jurisdictions in which those Services are provided by the relevant Group Company as at the date of this agreement.

(b)	Each Group Company has at all times carried on its business and affairs in accordance with its memorandum and articles of association and in all material respects in accordance with all applicable laws and regulations of the United Kingdom or any other jurisdiction applicable to it.

(c)	No Group Company carries on or purports to carry on, or has carried on or purported to carry on at any time since 1 December 2001, any regulated activity in contravention of section 19 of the Financial Services and Markets Act 2000.

(d)	No governmental, administrative or regulatory authority has served a notice on any Group Company in respect of any of its assets or activities and, so far as the Warrantors are aware, there are no circumstances reasonably likely to give rise to the service of such a notice.

(e)	There have not been and, so far as the Warrantors are aware, there are not pending, or in existence, any investigations or enquiries by, or on behalf of, any governmental, administrative or regulatory authority in respect of any of the affairs of any Group Company.

4.8	Transactions with Seller’s Associates and Directors

(a)	There are no:

(i)	loans or quasi loans (as defined in the Companies Act) or credit transactions (as so defined) made by any Group Company to the Seller, or any Seller’s Associate, Director or Associate of a Director;

(ii)	debts owing to any Group Company from the Seller, or any Seller’s Associate, Director or Associate of a Director.

(b)	There are no mortgages, charges, guarantees or other security arrangements entered into by any Group Company in respect of any obligations of the Seller, or any Seller’s Associate, Director or Associate of a Director.

(c)	There are no existing contracts, transactions or arrangements to which any Group Company is a party or under which it may be liable and in which the Seller, or any Seller’s Associate, Director or Associate of a Director is interested whether directly or indirectly.

4.9	Insurance

(a)	In relation to each Group Company, any amounts of insurance cover and the risks insured against are listed in the Disclosure Letter. All premiums due in respect of such insurance policies have been paid. All the insurance policies are currently in force, and, so far as the Warrantors are aware, nothing has been done or omitted to be done to make any policy of insurance void or voidable.

(b)	No claim is outstanding and, so far as the Warrantors are aware, no circumstances exist which are likely to give rise to any claim.

(c)	So far as the Warrantors are aware, no Employee, workman or any other third party has suffered any illness, accident or injury for which any Group Company is liable and which is not fully covered by insurance.

4.10	Claims, Disputes, Notifications and Investigations

(a)	No Group Company is a party (whether as claimant or defendant or otherwise) to any claim, litigation, arbitration, prosecution or other legal or quasi legal proceedings or, so far as the Warrantors are aware, enquiry and no Group Company has been engaged in any such claim, proceedings or enquiry since its Incorporation Date and, so far as the Warrantors are aware, there are no claims or actions (whether criminal or civil) pending or threatened by or against any of the Group Companies or any Director, Employee or Consultant.

(b)	No Group Company is in dispute with any of its customers, suppliers or sub-contractors as to sums owed or otherwise.

(c)	So far as the Warrantors are aware, there are no complaints, claims, disputes, investigations, disciplinary proceedings in progress, pending or, so far as the Warrantors are aware, threatened involving any Group Company.

(d)	There are no unfulfilled or unsatisfied judgments or court orders outstanding against any Group Company.

(e)	So far as the Warrantors are aware, no distress, distraint, charging order, garnishee order, execution or other process which a court or a similar body may use to enforce payment of a debt has been levied or applied for in respect of any asset of any Group Company.

4.11	Membership of trade associations etc.

The Disclosure Letter lists any trade association or professional body of which any Group Company is a member and of the fees and other charges payable in respect of such membership.

4.12	Conduct of business since the Management Accounts Date

Since the Management Accounts Date:

(a)	no dividend or other distribution (within the meaning of that expression as contained in section 1000 or section 1064 of the CTA 2010 (formerly section 209 or 210 or 418 of the Income and Corporation Taxes Act 1988)) has been declared, paid or made by any Group Company;

(b)	each Group Company has carried on its business as a going concern in its ordinary and usual course;

(c)	no Group Company has disposed of or parted with possession of any of its assets or entered into any transaction or assumed or incurred any liabilities or made any payment except in the ordinary and usual course of trading and at arm’s length;

(d)	no Group Company has written off any receivable, no receivable has been released by any Group Company on terms that the debtor pays less than the book value of the receivable, and no receivable owing to any Group Company has proved to any extent to be irrecoverable;

(e)	no Group Company has entered into any contract involving expenditure on capital account or the purchase of any capital equipment or other items of a capital nature;

(f)	the profits of any Group Company have not been affected by changes or inconsistencies in accounting treatment, by any non-recurring items of income or expenditure, by transactions of an abnormal or unusual nature or which have been entered into otherwise than on normal commercial terms;

(g)	there has been no material adverse change in the financial position of any Group Company;

(h)	no Group Company has acquired or disposed of or agreed to acquire or dispose of any business or any material asset or assumed or acquired any material liability (including any contingent liability) otherwise than in the ordinary and usual course of business;

(i)	each Group Company has paid its creditors in accordance with the same policy as that adopted throughout the period ended on the Management Accounts Date; and

(j)	there has not been any material change in the level of borrowing or in the working capital requirements of any Group Company.

4.13	Anti-corruption and Bribery

(a)	No Group Company, nor, so far as the Warrantors are aware, any Director, officer, agent, Employee or other person acting for or on behalf of any Group Company is or has at any time engaged in any activity, practice or conduct which would constitute an offence under the Bribery Act 2010 or any other applicable legislation or regulation on the giving or receiving of bribes in any other jurisdiction.

(b)	So far as the Warrantors are aware, no Associated Person of any Group Company has bribed another person (within the meaning given in section 7(3) of the Bribery Act 2010) intending to obtain or retain business or an advantage in the conduct of business for that particular company and/or any other Group Company nor, so far as the Warrantors are aware, has an Associated Person of any Group Company been bribed within the meaning given in section 2 of the Bribery Act 2010.

(c)	Each Group Company has in place adequate procedures to prevent their Associated Persons from undertaking conduct which would constitute an offence under the Bribery Act 2010.

(d)	So far as the Warrantors are aware, no Group Company nor any Director, officer, agent, Employee or other person acting for or on behalf of any Group Company is or has been the subject of any investigation, or enquiry by, or on behalf of, any governmental, administrative or regulatory authority, or any customer, in respect of any offence or alleged offence under the Bribery Act 2010, or under applicable anti-corruption laws or regulation of any other jurisdiction, and, so far as the Warrantors are aware, there are no circumstances likely to give rise to such investigation or enquiry.

(e)	So far as the Warrantors are aware, no Director, officer, agent, Employee or other person acting for or on behalf of any Group Company has been party to any of the following:

(i)	the use of any assets of a Group Company for unlawful contributions, gifts, entertainment or other unlawful expenses relating to any activity, including any political activity;

(ii)	the establishment or maintenance of any unlawful or unrecorded fund of monies or other assets;

(iii)	the making of any false or fictitious entries in the books or records of the Group Company; or

(iv)	the making of any unlawful payment.

5.	Part 5 - Intellectual Property and data protection

5.1	Ownership, title and adequacy of Intellectual Property

(a)	In respect of the Group Intellectual Property other than that which is the subject of the Licences-ln (the “Owned Intellectual Property”):

(i)	the relevant Group Company is the sole legal and beneficial owner of it;

(ii)	it is valid and enforceable and nothing has been done, omitted to be done or permitted whereby any of it has ceased or might cease to be valid and enforceable;

(iii)	insofar as it is registered or the subject of an application for a registration:

(A)	accurate particulars of it are set out in parts A, B, C, D and E of schedule 2, including accurate details of (as applicable) registered proprietor or applicant, application and registration numbers, application dates, priority dates, grant dates and renewal dates;

(B)	all relevant registrations and applications have been made by, or are in the name of, the relevant Group Company;

(C)	all application, publication, registration, renewal and other official fees relating to its administration have been duly paid by or on the due dates for payment; and

(D)	there are no facts known to any Group Company which would indicate or suggest that such applications or any of them may fail in any respect to be granted in full;

(iv)	accurate particulars of all Proprietary Software are set out in part F of schedule 2; and

(v)	accurate particulars of all other Owned Intellectual Property (including trade and business names, product and service names used by any Group Company) which is material, unregistered and not the subject of an application for registration are set out in part G of schedule 2.

(b)	The Group Intellectual Property comprises all the Intellectual Property which is necessary for each Group Company to carry on the business and deal with the assets of each Group Company in the manner and places it has been carried on up to the date of this agreement.

(c)	No Intellectual Property has been developed for any Group Company using any funding, personnel or student of any governmental authority or educational institute.

(d)	All Contributors involved in, and other persons who have provided services to any Group Company relating to, the creation or development of any Owned Intellectual Property have executed appropriate valid and enforceable agreements with any relevant Group Company by which all Intellectual Property in their work vests solely in the relevant Group Company or, in the case of Contributors who at all material times were and/or are employees of any Group Company, all their work in relation to the Group Intellectual Property has been carried out in the normal course of their employment duties and in the United Kingdom.

(e)	Each Group Company has complied with all national Applicable Laws and contractual agreements pertaining to the creation or development of Intellectual Property by Employees and there are no outstanding or potential Claims against any Group Company under any Applicable Law or contract providing for Employee compensation in respect of any Intellectual Property developed by Employees.

5.2	Proprietary Software

(a)	Part A of schedule 3 accurately identifies and describes:

(i)	the applicable licence terms for each item of Open Source Code that is contained in, distributed with or used in the development of, any Proprietary Software or from which any Proprietary Software is derived; and

(ii)	the relevant Proprietary Software to which each such item of Open Source Code relates.

(b)	No Proprietary Software contains, is derived from, is distributed with, or is being or was developed using, Open Source Code that is licensed under any terms that:

(i)	impose or could impose a requirement or condition that any Proprietary Software:

(A)	be disclosed or distributed in source code form;

(B)	be licensed for the purpose of making modifications or derivative works; or

(C)	be redistributable at no charge; or

(ii)	otherwise impose or could impose any other material limitation, restriction or condition on the right or ability of any Group Company to use or distribute any Proprietary Software or to enforce Intellectual Property.

(c)	No Proprietary Software has suffered any material failure in functionality or performance.

(d)	In relation to the source code for the Proprietary Software (other than any which is the subject of the Licences-ln):

(i)	the relevant Group Company has in its possession, in a secure repository, a complete and up-to-date copy of the source code for each item of the Proprietary Software, such source code being fully documented in a recognised computer programming language, so as to enable it to be compiled or interpreted into equivalent object code, together with all associated documentation, code, data, libraries, tools and other items and material necessary or desirable to enable a reasonably skilled computer programmer fully to understand, use, reproduce, modify, enhance and maintain the Proprietary Software;

(ii)	no person (other than the relevant Contributors and any Group Company and its current and duly authorised Employees) has, or has had, any such source code in its possession or control;

(iii)	there is no agreement (including any licence or escrow agreement) in force under which any third party may become entitled to possess or use any such code; and

(iv)	no person is entitled to require such an agreement to be entered into by any Group Company.

5.3	Encumbrances and restrictions

(a)	None of the Owned Intellectual Property:

(i)	is subject to any Encumbrance; or

(ii)	is subject to any other agreement restricting its use by any Group Company (including any delimitation or co-existence agreement or agreement limiting use by territory, field, persons or as to time), other than as expressly set out in the Intellectual Property Agreements.

(b)	None of the Group Intellectual Property will be restricted as to its exploitation, or will be lost, terminated, or rendered liable to a right of termination, assignment or licence to a third party, by virtue of the execution of this agreement or the transaction effected by the Transaction Documents.

5.4	Infringements, oppositions, Claims etc.

For the purposes of Warranties 5.4(a), 5.4(b), and 5.4(c), to “infringe” in relation to Intellectual Property includes to pass off, misuse or misappropriate Intellectual Property or to compete unfairly, and “infringed” and “infringement” have corresponding meanings.

(a)	No activity of any Group Company, and, so far as the Warrantors are aware, of any licensee of any Group Company, as carried on now and in the period since the Incorporation Date has infringed, does infringe or, so far as the Warrantors are aware, is likely to infringe any Intellectual Property of any third party.

(b)	There have not in the period since the Incorporation Date been any, and there are no pending or anticipated allegations, notifications, applications, or Claims:

(i)	by any third party that the business of any Group Company, or of any licensee of any Group Company, infringed or infringes any Intellectual Property of any third party; or

(ii)	for invalidity, revocation, opposition, compensation or otherwise in respect of any Group Intellectual Property,

and the Seller is not aware of any facts or circumstances which could give rise to such allegation, notification, application or Claim.

(c)	There have not in the period since the Incorporation Date been any, and there are no pending or anticipated allegations, notifications, applications or Claims by any Group Company or by any licensee of any Group Company:

(i)	against a third party alleging infringement of any Group Intellectual Property; or

(ii)	for invalidity, revocation, opposition, compensation or otherwise in respect of the Intellectual Property of any third party,

and the Seller is not aware of any facts or circumstances which could give rise to any such allegation, notification, application or Claim.

(d)	There are no circumstances which:

(i)	entitle or could entitle a third party to a licence, permission or consent to exploit or assignment of or in respect of any Owned Intellectual Property;

(ii)	entitle or could entitle a third party to call for or exercise a right to use or work under any Owned Intellectual Property; or

(iii)	provide a third party with a defence to patent infringement proceedings in respect of any Owned Intellectual Property under section 44 Patents Act 1977, section 2 or section 18 Competition Act 1998 or under any provision having an equivalent effect in any jurisdiction.

5.5	Intellectual Property Agreements

(a)	A complete and accurate list of all:

(i)	Licences-ln is set out in part A of schedule 3;

(ii)	Development Contracts is set out in part B of schedule 3; and

(iii)	other Intellectual Property Agreements is set out in part C of schedule 3.

(b)	No Group Company has entered into any Licenses Out.

(c)	Complete and accurate copies of all Intellectual Property Agreements have been Disclosed.

(d)	The Intellectual Property Agreements are valid and binding and none of them will be breached, lost, terminated, rendered liable to any right of termination or assignment or their terms amended by virtue of the execution of this agreement or the transaction effected by the Transaction Documents.

(e)	No party to an Intellectual Property Agreement is in breach of its terms and no allegation, notification or application has been made or dispute or Claim has arisen in relation to any Intellectual Property Agreement, nor is the Seller aware of any facts or circumstances which might give rise to any such allegation, notification, application, dispute or Claim.

(f)	There are no royalties, licence fees, other fees or consideration (including non-monetary consideration) payable by any Group Company in connection with any Group Intellectual Property other than:

(i)	the application, publication, registration, renewal and other official fees relating to the administration of the Group Intellectual Property; and

(ii)	those expressly set out in the Licences-ln listed in part A of schedule 3.

5.6	Confidential information

To the extent that information of a confidential nature (including know-how, trade secrets and customer lists) is or has been used or exploited by any Group Company, such information has been kept confidential (except for any of it which has come into the public domain lawfully and not through a breach of confidence) and has not been disclosed to any third party, except under the terms of a written, binding confidentiality agreement.

5.7	Data protection

(a)	Each Group Company has fully complied at all material times and as at Completion fully complies with all Data Protection Laws including:

(i)	where necessary, the requirements relating to notification and/or registration of processing of Personal Data;

(ii)	the requirement to implement appropriate technical and organisational measures against unauthorised or unlawful processing of Personal Data and against accidental loss or destruction of, or damage to, Personal Data;

(iii)	where necessary, the obtaining of an agreement with each data processor appointed by any Group Company which requires such processor to comply fully with Data Protection Laws;

(iv)	the requirement not to transfer any Personal Data outside of the European Economic Area without having complied with all applicable Data Protection Laws in relation to such transfers;

(v)	dealing with all subject access requests from data subjects;

(vi)	where necessary, the obtaining of consent to data processing and/or direct marketing activity; and

(vii)	where necessary, the obtaining of any approval, consultation and/or agreement of any applicable works councils or such similar worker representation bodies.

(b)	No Group Company has been the subject of an audit by any Competent Authority in relation to Data Protection Laws in the period since the Incorporation Date.

(c)	No Group Company has received any notice, complaint or Claim from any individual, third party and/ or regulatory authority alleging non-compliance with Data Protection Laws (including any prohibition or restriction on the transfer of data to any jurisdiction) or claiming compensation for or an injunction in respect of non-compliance with Data Protection Laws.

(d)	No Group Company has suffered a material data breach or loss of Personal Data or confidential information in the period since the Incorporation Date.

(e)	No Group Company has been notified of a data breach or loss of Personal Data or confidential information suffered, in the period since the Incorporation Date, by any third party which (including in relation to a Computer Contract) that impact on any Group Company’s data.

(f)	The Group Companies have a data breach response plan, which plan has been tested.

(g)	Each relevant Group Company has obtained valid consent from all data subjects and, where required under the Data Protection Laws, their explicit consent to the transfer of their Personal Data by the Seller to the Buyer and to the processing of their Personal Data in accordance with the Buyer’s activities.

6.	Part 6 - The Computer Systems and Computer Contracts

6.1	Computer Systems

(a)	Accurate particulars of the Computer Systems are set out in part A of schedule 4.

(b)	The Computer Systems are owned by the relevant Group Company or licensed, leased or supplied to the relevant Group Company under one or more valid and binding Computer Contract(s), each of the Group Companies has the right to use the Computer Systems and the right of each of the Group Companies to use the Computer Systems will not be affected by the execution of this agreement or the transaction effected by the Transaction Documents.

(c)	Where any element of the Computer Systems is owned by any Group Company, the relevant Group Company is the legal and beneficial owner of that element of the Computer Systems free from Encumbrances and no other person has any claim or right in respect of any element of the Computer Systems.

(d)	The Computer Systems (and each part of them):

(i)	have functioned consistently (except for any pre-planned outage whilst maintenance or upgrade work has been carried out) and accurately since being installed and will not need replacing in whole or in part for at least two years following Completion;

(ii)

comprise all computer hardware (including virtual hardware), software (including source code and object code), firmware, databases, websites, mobile applications, cloud-based computing services (including software-as-a-service, platform-as-a-service and infrastructure-as-a-service), network and telecommunications equipment, computer peripherals and/or accessories, and all technical and operational manuals, guides and other documentation associated with any of the foregoing that are necessary to enable each of the Group Companies to carry on business in the same manner and to the same extent as it has been carried on in the period since the Incorporation Date;

(iii)	have been and are being properly and regularly maintained (including being fully and effectively patched) and have the benefit of appropriate support and maintenance agreements;

(iv)	have the capacity and are of a suitable technical specification necessary to fulfil the present and foreseeable requirements of the business of each of the Group Companies; and

(v)	have not materially failed to function at any time during the period since the Incorporation Date.

(e)	The Group Companies have in place appropriate, adequate and documented policies and procedures (details of which have been Disclosed) for ensuring the security of the Computer Systems and the confidentiality and integrity of all data stored in or processed by them, and such policies and procedures have been and are being complied with.

(f)	The Group Companies have, and have had in the period since the Incorporation Date, adequate procedures for testing the security of the Computer Systems, including undertaking third party penetration and/or vulnerability testing (including across IP addresses) on at least an annual basis, and the results of such testing do not include any risks categorised as ‘very high’, ‘high’ or equivalent.

(g)	The Computer Systems employ appropriate technological measures such as data loss prevention software, to allow the Group Companies to identify potential loss of Personal Data and confidential information.

(h)	The Group Companies have activated any relevant logging capability relating to activity on the Computer Systems and retain such logs.

(i)	The Group Companies have in place appropriate, adequate and documented back-up, business continuity, disaster recovery and other systems, arrangements, plans and procedures (details of which have been Disclosed) to enable the business of each Group Company to continue without material adverse change in the event of a failure of any of the Computer Systems or occurrence of any event or circumstance which might otherwise result in a failure of any of the Computer Systems. Such systems, arrangements, plans and procedures have been tested in the period since the Incorporation Date and no shortcoming has been revealed.

(j)	The Group Companies have a sufficient number of Employees who are technically competent and appropriately trained to ensure the proper operation of the Computer Systems.

(k)	Each Group Company has complied at all times and as at Completion complies with Cyber Security Laws.

6.2	Computer Contracts

(a)	A complete and accurate list of all Computer Contracts is set out in part B of schedule 4 and complete and accurate copies of all Computer Contracts have been Disclosed.

(b)	The Computer Contracts are valid and binding and none of them will be breached, lost, terminated, rendered liable to any right of termination or assignment or their terms amended by virtue of the execution of this agreement or the transaction effected by the Transaction Documents.

(c)	No party to a Computer Contract is in breach of its terms and no allegation, notification or application has been made or dispute or Claim has arisen in relation to any Computer Contract, nor is the Seller aware of any facts or circumstances which might give rise to any such allegation, notification, application, dispute or Claim.

(d)	Other than those expressly set out in the Computer Contracts, there are no royalties, licence fees, other fees or consideration (including non-monetary consideration) payable by any Group Company in connection with any of the Computer Systems.

(e)	Each Computer Contract that is a software escrow agreement (if any) is with a reputable third party escrow agent which provides that, as a minimum, the source code relating to the deposited software (as modified from time to time) will be made available to the relevant Group Company if the ability or willingness of the applicable third party licensor of such software to maintain or support the software ceases or becomes restricted in a material way.

7.	Part 7 - Employment and Pensions

7.1	Terms and Conditions of Employment

(a)	In respect of each current Employee, there is attached to the Disclosure Letter a spreadsheet giving complete and accurate details of the identities, employment status, commencement date, places of work, normal hours of work (or a statement that there are none), holiday allowance, notice periods and basic annual salaries or fees of all the individuals employed, engaged or appointed by a Group Company (whether under a contract of service or otherwise) or who have been offered employment or engagement (including where accepted and not started) and details of any provisions relating to a change of control of a Group Company.

(b)	All service and employment agreements entered into by any Group Company and in force at the date of this agreement may be terminated by not more than three months’ notice and without payment of compensation or damages (other than any payments arising under statute or payment for unfair dismissal). All consultancy agreements entered into by any Group Company may be terminated by not more than three months’ notice without giving rise to any claim for damages or compensation.

(c)	All agreements entered into by each Group Company with agencies or other organisations to engage temporary or permanent workers will terminate prior to Completion with no liability on any Group Company to make any payment or provide any compensation as a consequence.

(d)	No current Director, Employee or Consultant:

(i)	has given or received notice terminating his office or employment or engagement or altering its terms, and no such person will be entitled as a result of the entering into of this agreement to give notice of termination or claim for any payment or benefit or treat himself as being released from any obligation nor, so far as the Warrantors are aware, are there any facts which suggest that any current Director, Employee or Consultant is likely to leave his office or employment or engagement otherwise than through normal retirement within the 12 months following Completion;

(ii)	is on sick leave which (as the date of this agreement) has continued for more than 14 consecutive days;

(iii)	is on maternity, paternity, parental or adoption leave;

(iv)	is on a fixed term contract; or

(v)	either has made an application to work flexibly or is so doing.

(e)	No amounts due to, or in respect of the current Directors, Consultants or Employees (including PAYE and national insurance and pension contributions) are in arrears or unpaid.

(f)	None of the current Employees has any accrued rights to holiday pay or pay in lieu of holidays which have not been provided for in full in the Management Accounts.

(g)	There are attached to the Disclosure Letter copies of the following documents:

(i)	any staff handbook or written employment policies for each Group Company; and

(ii)	any confidentiality agreements entered into by Employees with any Group Company.

7.2	Variations of Terms and Conditions of Employment

(a)	Since the Management Accounts Date:

(i)	no change has been made in the rate or basis of remuneration, fees or the pension or other benefits paid to or provided for any current Director, Consultant or Employee and, so far as the Warrantors are aware, no changes are due to be considered; and

(ii)	no change has been made in any other terms of employment or the engagement of any current Director, Consultant or Employee as set out in the Disclosure Letter or, so far as the Warrantors are aware, is due to be considered.

(b)	No Group Company has entered into any agreement or, so far as the Warrantors are aware, given any assurance (whether legally binding or not) or created any expectation regarding any future variation in any contract of employment or consultancy agreement or any other agreement imposing an obligation on any Group Company or any expectation by any of its current Directors, Employees or Consultants that it will increase the basis or rates of remuneration or payment or the provision of other benefits to or on behalf of any of its Directors, Employees or Consultants at any future date.

7.3	Employee Incentive Arrangements

(a)	There have been Disclosed each of the following which are now or have at any time in the period since the Incorporation Date been operated by any Group Company and/or the Seller or which any Group Company and/or the Seller is under any obligation to provide at any future date:

(i)	any scheme or arrangement whereby its Directors or Employees or their relevant relatives or dependents may acquire shares or options to acquire shares of any class in any Group Company;

(ii)	any employee trust under which Employees, their relatives or dependents are the beneficiaries or are entitled to receive any benefits;

(iii)	any cash bonus scheme or other employee incentive arrangements not involving the issue of shares; or

(iv)	any arrangement by which any commission or remuneration of any kind payable or due to any of its Directors or Employees may be calculated by reference to the turnover, profits or sales of any Group Company.

(b)	In relation to any share schemes or arrangements of the kind referred to in Warranty 7.3(a):

(i)	copies of all documents governing such share schemes have been attached to the Disclosure Letter;

(ii)	a list of all Employees, Directors or Consultants that have received options or equivalent awards or promises under any such share schemes is set out in the Disclosure Letter;

(iii)	such share schemes have at all times been operating in accordance with their governing rules or terms and all applicable laws;

(iv)	all documents relating to such share schemes which are required to be filed with any regulatory authority have been so filed and all regulatory requirements relating to such share schemes have been complied with;

(v)	all tax clearances and approvals necessary to obtain favourable tax treatment for the operator of such share schemes or their participants have been obtained and, so far as the Warrantors are aware, have not been withdrawn, and so far as the Warrantors are aware no act or omission has occurred which has or would prejudice any such tax clearance or approval; and

(vi)	no Employee or relation or dependent or other participants in any such share schemes has made any claim against any of the Seller or any Group Company.

7.4	Collective Agreements, Industrial Payments and Disputes

(a)	No Group Company is liable to pay any industrial levy nor has it any outstanding undischarged liability to pay any governmental or regulatory authority in any jurisdiction any Taxation, contribution or other impost arising in connection with the employment or engagement by the Group Company of any current or former Employees, Directors or Consultants other than, in the UK, PAYE in respect of Employees and Directors and VAT in respect of Consultants registered for VAT.

(b)	No Group Company has received an application for recognition nor entered into any union membership, security of employment, redundancy, recognition or other collective agreement (whether legally binding or not) with a trade union (whether recognised or unrecognised), association of trade unions, works council, staff association or other organisation or body of Employees, nor, so far as the Warrantors are aware, has any Group Company done any act which might be construed as recognition, nor has any Group Company in respect of any Employee entered into any agreement with any trade union or other employee body representing employees concerning the introduction of new equipment or technology.

(c)	No Group Company operates any industrial training programme, youth opportunities scheme or any similar programmes or schemes.

(d)	No Group Company is involved in, or has been involved in the period since the Incorporation Date, any industrial or trade dispute or any dispute or negotiation regarding a claim of material importance or the dismissal, suspension, disciplining or varying of the terms and conditions of employment of Employee, staff association or other organisation or body of Employees and there are no facts known to any Group Company or the Seller which would be reasonably likely to give rise to any such dispute or negotiation.

7.5	Disciplinary, Grievance and Termination of Employment Matters

(a)	No disciplinary action pursuant to an ACAS Code of Practice or otherwise has been taken against any Employee and no grievance or complaint of sex, race, disability, age, sexual orientation or religion or belief discrimination has been raised by any Employee pursuant to an ACAS Code of Practice or otherwise in the period since the Incorporation Date.

(b)	So far as the Warrantors are aware, there is no fact or matter affecting any Employee which might reasonably be considered grounds for dismissal and no formal warning has been given to any Employee.

(c)	No Director, Employee or Consultant has any claim against any Group Company in respect of any accident or injury or otherwise and, so far as the Warrantors are aware, there is no event which would or be reasonably likely to give rise to any such claim.

(d)	So far as the Warrantors are aware, no liability has been incurred by any Group Company in the period since the Incorporation Date for breach of any contract of service or for services (including consultancy services), for redundancy payments, protective awards or for compensation for wrongful dismissal, unfair dismissal or for failure to comply with any order for the reinstatement or re-engagement of any Employee or Consultant accruing from the actual or proposed termination or variation of any contract of employment or for services (including consultancy services) or arising from the sale of the Sale Shares in accordance with this agreement.

7.6	Group Company Payments

(a)	No gratuitous payment has been made or promised by any Group Company:

(i)	in respect of or contingent on the sale of the Sale Shares; or

(ii)	in connection with the actual or proposed termination, suspension or variation of any contract of employment or engagement of any Director, Consultant or Employee.

(b)	All monies paid or goods or services provided or made available (including by way of the provision of a credit card) by any Group Company either as principal or surety to any of its Directors or Employees whether as an emolument or as reimbursement or otherwise have been properly incurred by that Group Company so as to be deductible in computing its taxable profits and have been declared to HM Revenue & Customs.

7.7	General Matters

(a)	No Group Company is under any present, future or contingent liability to provide any goods, services, accommodation or benefit (whether as remuneration or otherwise) to any of its Directors or Employees, or to any Seller’s Associate.

(b)	No Group Company has made any loans or quasi loans (as defined in the Companies Act) to or entered into any credit transaction (as so defined) with any of its Directors, Employees or third parties.

(c)	So far as the Warrantors are aware, no person has been or is employed by a Group Company who did not or does not have leave to enter or remain in the United Kingdom or otherwise in breach of section 8 of the Asylum and Immigration Act 1996 or sections 15-21 of the Immigration, Asylum and Nationality Act 2006 (as applicable).

(d)	So far as the Warrantors are aware, each Group Company has in relation to each of its Directors and Employees complied with all obligations imposed on it by Article 141 of the Treaty of Rome, the Trade Union and Labour Relations (Consolidation) Act 1992, the Employment Rights Act 1996 and all other statutes, regulations, codes of conduct and practices relevant to the relations between the Group Company and its Directors and Employees.

(e)	In the period since the Incorporation Date the Company has not, so far as the Warrantors are aware, been a party to any relevant transfer as defined in the Regulations nor has the Company failed to comply with any duty to inform and consult any appropriate representative under the Transfer of Undertakings (Protection of Employment) Regulations 2006 (the “Regulations”) or failed to comply with its duty under Regulation 11 of the Regulations.

8.	Part 8 - Pensions

(a)	There is no scheme, agreement, arrangement, practice or ex-gratia promise (in each case whether formal or informal) in relation to which any Group Company has incurred or will incur any liability or responsibility (including any liability for contributions or expenses or for any shortfall in funding, or any liability as trustee or responsibility in respect of any discretionary power) for or in relation to the provision of:

(i)	any pension, lump sum, gratuity or other like benefit payable on retirement, death or withdrawal from service for, in respect of or by reference to any Employee, Director, Consultant, officer or person who has at any time agreed to provide services to any Group Company; or

(ii)	any benefits to be given by reason of disability or sickness or accident for, in respect of or by reference to any person within paragraph (i) above, and no proposal or announcement has been made to any such person about the introduction, continuance, increase or improvement of, or payment of a contribution towards any such scheme, agreement, arrangement or practice.

(b)	No “relevant transfer” has been made to a Group Company under the Transfer of Undertakings (Protection of Employment) Regulations 2006 where the transferring employee had rights relating to an occupational pension scheme which were outside the scope of regulation 10(1) of those Regulations by reason of regulation 10(2) of those Regulations.

(c)	No Group Company nor any person who is an “associate” of or “connected” with it (as defined in the Insolvency Act 1986) has, at any time since 19 December 1996, contributed towards, participated in or had employees who participated in, an occupational pension scheme to which section 75 of the Pensions Act 1995 applies, has applied or can apply.

(d)	Each Group Company has at all times complied with its obligations under Part 1 of the Pensions Act 2008.

9.	Part 9 - Real Property

No Group Company owns or leases, or has at any time since the Incorporation Date owned or leased, any real property.

10.	Part 10 - Taxation

10.1	Accounts and liability for Taxation

(a)	All Taxation of any nature whatsoever for which any Group Company is liable and which has fallen due for payment has been duly paid.

(b)	The Management Accounts make adequate provision for all Taxation for which any Group Company is accountable as at the Management Accounts Date.

(c)	All returns, notices, accounts, statements, computations, information, assessments and registrations which should be or should have been made or provided by each Group Company for any Taxation purpose have been made or provided within applicable time limits and on a proper basis and were at the time and remain accurate and complete and none of them is or is likely to be the subject of any material dispute with HMRC or any other Tax Authority.

(d)	All records which any Group Company is required to keep for Taxation purposes or which would be needed to substantiate any claim made or position taken in relation to Taxation by the relevant Group Company or that may be necessary to compute any liability to Taxation of a Group Company, have been duly kept and are available for inspection at the premises of the relevant Group Company.

(e)	All claims or other requests for any particular treatment relating to Taxation that have been taken into account in computing any amount in the Accounts and the time limit for the making of which has passed have been duly made and are not likely to be disputed or challenged by any Tax Authority.

(f)	No Group Company has entered into any concession, agreement or other formal or informal arrangement with any Tax Authority (not being a concession, agreement or arrangement available to companies generally). No Group Company is subject to a special regime in respect of Taxation.

(g)	No Group Company has paid or become liable to pay, nor are there any circumstances by reason of which it is likely to become liable to pay any interest, penalty, surcharge or fine relating to Taxation.

(h)	No Tax Authority has since the relevant Incorporation Date investigated or indicated that it intends to investigate the Tax affairs of a Group Company nor has any Tax Authority carried out in that period or indicated that it intends to carry out any audit or review in relation to the Tax affairs of a Group Company in each case other than routine compliance checks and audits. No Group Company has since its Incorporation Date been subject to or is currently subject to any investigation, audit, enquiry or visit by any Taxation or excise authority, and neither the Sellers nor any Group Company is aware of any such investigation, audit, enquiry or visit planned for the next 12 months.

(i)	No Group Company is involved in a dispute with any Tax Authority.

10.2	Payments

All rents, interest and other amounts of an income nature paid or payable by any Group Company in the period since the Management Accounts Date, or for which there is a subsisting obligation for any Group Company to pay in the future, are or will be wholly allowable as deductions, reliefs or charges in computing the income of that Group Company for Taxation purposes.

10.3	Deductions and withholdings

(a)	Each Group Company has duly and punctually made all deductions and withholdings in respect, or on account, of any Taxation from any payments made by it which it is obliged or entitled to make and has accounted in full to the appropriate authority for all amounts so deducted or withheld.

(b)	No Group Company has received any notice from any Tax Authority which required or will require any of them to withhold Taxation from any payment made since the Management Accounts Date (in respect of which such withheld Taxation has not been accounted for and paid in full to the appropriate authority).

10.4	Distributions

No distribution or deemed distribution has been made by any Group Company except dividends as shown in its audited accounts, nor is any Group Company bound to make any such distribution.

10.5	Capital gains

(a)	No Group Company has made any claim or elections that could affect the amount of the chargeable gain or allowable loss that would but for such claim arise on a disposal by any Group Company of any of its assets.

(b)	No Group Company has disposed of or acquired any assets since the Management Accounts Date in circumstances such that the sale or disposal price or acquisition cost of the asset would be treated for Taxation purposes as being different from the consideration given or received.

(c)	There has been no reorganisation, amalgamation, or other transaction within the meaning of sections 126 to 140D (inclusive) (Reorganisation of Share Capital, Conversion of Securities etc.) of the Taxation of Chargeable Gains Act 1992 involving any Group Company.

(d)	Neither the execution of this Agreement nor Completion will result in any chargeable asset being deemed to have been disposed of and re-acquired by the Company for any Tax purpose or to the claw-back of any relief previously given.

10.6	Intangible fixed assets

(a)	Each Group Company has drawn up its accounts in accordance with generally accepted accounting practice and has brought into account for Taxation purposes debits under section 728 and section 729 of the CTA 2009.

(b)	No claims or elections have been made by a Group Company under section 827 (transfers to non-UK resident company) or Chapter 7 Part 8 CTA 2009 (roll over relief on realisation and reinvestment) in respect of any intangible fixed asset of a Group Company.

10.7	Tax grouping

(a)	No Group Company has, nor at any time since its Incorporation Date has had, its tax affairs dealt with on a consolidated basis or formed a fiscal unity nor have any of them entered into any tax allocation or sharing arrangement (including any arrangement under which tax losses or tax reliefs are transferred, surrendered or claimed or agreed to be transferred, surrendered or claimed) in respect of its profits, gains or losses other than a group consisting solely of the Group Companies.

(b)	No Group Company has acquired any asset from any other company which was, at the time of the acquisition, a member of the same group of companies as the relevant Group Company.

(c)	The Company has not made or received, and is not obliged to make or entitled to receive, any payment in respect of group relief relating to any period ending on or before Completion.

10.8	Close companies

(a)	No distribution within section 1064 of the CTA 2010 has been made by any Group Company since its Incorporation Date.

(b)	No loan or advance made by or assigned to any Group Company falling within the provisions of sections 455, 459, and 460 of the CTA 2010 is outstanding or has been waived since the Management Accounts Date.

10.9	Tax residence

(a)	Each Group Company has been resident at all times since its incorporation solely in the jurisdiction of its incorporation and is not and has never been treated for any Taxation purpose as resident (or dual-resident) in any other jurisdiction(s).

(b)	No Group Company has at any time since incorporation had a branch, agency or permanent establishment outside the jurisdiction of its incorporation.

10.10	Secondary liability

(a)	No Group Company is, or will become, liable to make any person (including any Tax Authority) any payment in respect of any liability to Taxation which is primarily or directly chargeable against, or attributable to, any other person (other than a Group Company).

(b)	No Group Company has given any warranty, guarantee, indemnity or covenant to any other person in relation to Taxation under which it is or might be required to make a payment.

10.11	Transfer pricing

All transactions or arrangements made by each Group Company have been made on arm’s length terms and the processes by which prices and terms have been arrived at have, in each case, been fully documented to the extent required by law. No notice, enquiry or adjustment has been made by any Tax Authority in connection with any such transactions or arrangement.

10.12	VAT

(a)	Each Group Company is duly registered for VAT purposes in the UK and its registration is not nor has been subject to any conditions imposed or agreed with HMRC and they are not registered or required to be registered outside the UK.

(b)	No Group Company is or has been treated for VAT purposes as a member of any group of companies (other than a group comprising the Group Companies alone).

(c)	Each Group Company has complied with all statutory provisions, rules, regulations, orders and directions concerning VAT, promptly submitted accurate returns and each Group Company maintains full and accurate VAT records, invoices and other requisite documents.

(d)	No Group Company is nor was partially exempt in its current or preceding VAT year and so far as the Warrantors are aware, there are no circumstances by reason of which any Group Company might not be entitled to credit for all VAT chargeable on supplies received and imports and acquisitions made (or agreed or deemed to be received or made) by it since the Management Accounts Date.

(e)	There are no circumstances in which any Group Company has been required to give security or act as agent for any other person for VAT purposes.

10.13	Stamp tax

(a)	Each Group Company has duly paid all stamp duty and all stamp duty reserve tax for which it is or has at any time been liable and no Group Company is liable to pay any penalty, interest or fine in respect of stamp duty or stamp duty reserve tax or to forfeiture of any relief from any such duty, penalty, interest or fine and all documents which affect the right, title or interest of a Group Company to or in its properties, undertaking or assets, or to which a Group Company is a party or in the enforcement of which it is otherwise interested, were duly stamped within the requisite period for stamping.

(b)	Each Group Company has duly filed all land transaction returns required by law to be filed and has paid all stamp duty land tax properly due in respect of such land transactions.

(c)	There is no chargeable interest (as defined under section 48 of the Finance Act 2003) acquired or held by any Group Company in respect of which the Sellers are aware, or ought reasonably to be aware, that an additional land transaction return will be required to be filed with a Tax Authority and/or a payment of stamp duty land tax made on or after the date of this agreement.

(d)	No Group Company is a party to a stampable but unstamped document held outside the United Kingdom.

10.14	Tax avoidance

No Group Company has been a party to, or been involved in, any transaction, scheme or arrangement of which the main purpose (or one of the main purposes) or effect is the avoidance of a liability to Taxation or which could be re-characterised or treated as unenforceable for Taxation purposes.

10.15	Inheritance tax

(a)	No Group Company is liable and there are no circumstances in existence as a result of which it may become liable, to be assessed to inheritance tax or any other Taxation as donor or donee of any gift, or transferor or transferee of value and there are no other circumstances by reason of which any liability in respect of inheritance tax has arisen or could arise to any Group Company.

(b)	There are no circumstances under which any power within section 212 of the Inheritance Tax Act 1984 could be exercised in relation to, and there is no HMRC charge within the meaning of section 237 of the Inheritance Tax Act 1984 attaching to or over, any shares or securities in or assets of any Group Company and there are no circumstances which could lead to any such charge arising in the future.

SCHEDULE 6

Permitted Leakage

Permitted Leakage	Maximum amount of Permitted Leakage in respect of such item

1.  Payment of any salaries and other contractual entitlements due from any Group Company to Daniela Cecilio in the ordinary course of business and in accordance with her employment contract (as Disclosed) (plus any Tax on such amounts).

N/A

2. Any payment or transaction specifically provided for under this agreement or under any agreement or arrangement entered into pursuant to this agreement.	N/A

This agreement has been entered into as a deed on the date shown on the first page.

SIGNED as a deed by ASAP54.COM LIMITED acting by a director in the presence of:	) ) ) )
		For and on behalf of	For and on behalf of
Witness Signature:		Wilton Directors (IOM) Limited	Wilton Secretaries Limited

Witness Name:	L HIGNETT

Witness Address	##########

SIGNED as a deed by DANIELA CECILIO in the presence of:	) ) )

Witness Signature:

Witness Name:

Witness Address

SIGNED as a deed by FARFETCH UK LIMITED acting by a director in the presence of:	) ) ) )

Witness Signature:

Witness Name:

Witness Address

This agreement has been entered into as a deed on the date shown on the first page

SIGNED as a deed by ASAP54.COM LIMITED acting by a director in the presence of:	) ) ) )

Witness Signature:

Witness Name:

Witness Address

SIGNED as a deed by DANIELA CECILIO in the presence of:	) ) )

Witness Signature:		##### ##### #####
Witness Name: Witness Address

SIGNED as a deed by FARFETCH UK LIMITED acting by a director in the presence of:	) ) ) )

Witness Signature:		##### ##### #####
Witness Name: Witness Address